Exhibit a.9

NUVEEN ENHANCED AMT-FREE MUNICIPAL CREDIT OPPORTUNITIES FUND

STATEMENT ESTABLISHING AND FIXING THE

RIGHTS AND PREFERENCES OF SERIES 6

VARIABLE RATE DEMAND PREFERRED SHARES

A-1

i

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NUVEEN ENHANCED AMT-FREE MUNICIPAL CREDIT OPPORTUNITIES FUND

STATEMENT ESTABLISHING AND FIXING THE

RIGHTS AND PREFERENCES OF SERIES 6

VARIABLE RATE DEMAND PREFERRED SHARES

(effective date: November 10, 2016)

NUVEEN ENHANCED AMT-FREE MUNICIPAL CREDIT OPPORTUNITIES FUND, a Massachusetts business trust (the “Fund”), hereby certifies that:

FIRST: Pursuant to authority expressly vested in the Board of Trustees of the Fund by Article IV of the Fund’s Declaration of Trust, the Board of Trustees has, by resolution, authorized the issuance of preferred shares, $.01 par value per share, classified as Variable Rate Demand Preferred Shares with a liquidation preference of $100,000 per share in such one or more series as may be authorized and issued from time to time (each, a “Series,” and each such Series being referred to herein as a “Series of VRDP,” and shares of all such Series being referred to herein individually as a “VRDP Share” and collectively as “VRDP Shares” or “VRDP”); and

SECOND: The preferences (including liquidation preference), voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of the Series 6 Variable Rate Demand Preferred Shares designated below are as follows or as set forth in an amendment or supplement hereto.

DESIGNATION OF SERIES 6 VRDP

Series 6: A series of preferred shares, par value $.01 per share, liquidation preference $100,000 per share, is hereby authorized and designated “Series 6 Variable Rate Demand Preferred Shares,” also referred to herein as “Series 6 VRDP,” “Series 6 VRDP Shares” or “shares of Series 6 VRDP,” and references to “such Series” with respect to the Series 6 VRDP Shares shall be interpreted as references to “shares of such Series,” as the context may require. Each share of Series 6 VRDP shall be issued on a date determined by the Board of Trustees of the Fund or pursuant to their delegated authority; and have such other preferences, voting powers, limitations as to dividends, qualifications and terms and conditions of redemption, in addition to those required by applicable law or as set forth in the Declaration, as set forth in Parts I and II of this Statement (as defined below). With respect to the initial issuance of Series 6 VRDP, each share of Series 6 VRDP shall have an Applicable Rate equal to the sum of 0.11% per annum plus the SIFMA Municipal Swap Index, published at 3:00 p.m., New York City time, on Wednesday, November 9, 2016 or 0.67% per annum, if the SIFMA Municipal Swap Index is not so published, for the Initial Rate Period from, and including, the Date of Original Issue to, and including, Wednesday, November 16, 2016 and an initial Dividend Payment Date of December 1, 2016. The Series 6 VRDP shall constitute a separate series of preferred shares of the Fund and each share of Series 6 VRDP shall be identical.

The number of Series 6 VRDP Shares which the Board of Trustees has initially authorized for issuance is 3,267. The Board of Trustees may, from time to time, authorize the issuance of additional Series 6 VRDP Shares in accordance with the terms hereof.

With respect to the 3,267 Series 6 VRDP Shares initially authorized for issuance, the initial issuance of a Series 6 VRDP Share shall be made in exchange for a share of Series 3 VRDP.

DEFINITIONS

The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

(a) “Agent Member” means a Person with an account at the Securities Depository that holds one or more Series 6 VRDP Shares through the Securities Depository, directly or indirectly, for a Beneficial Owner and that will be authorized and instructed, directly or indirectly, by a Beneficial Owner to disclose information to the Remarketing Agent and the Tender and Paying Agent with respect to such Beneficial Owner.

(b) “Alternate VRDP Purchase Agreement” means any agreement with a successor liquidity provider replacing the VRDP Purchase Agreement upon its termination in accordance with its terms and containing a purchase obligation substantially identical to the Purchase Obligation therein as determined by the Fund.

(c) “Applicable Base Rate” means (i) with respect to a Rate Period of fewer than 49 days, the greater of (a) the SIFMA Municipal Swap Index Rate or (b) the LIBOR Rate, and (ii) with respect to a Rate Period of 49 or more days, the LIBOR Rate.

(d) “Applicable Percentage” shall have the meaning set forth in the definition of “Maximum Rate.”

(e) “Applicable Rate” means the dividend rate per annum on any Series 6 VRDP Shares for a Rate Period determined as set forth in paragraph (e)(i) of Section 2 of Part I of this Statement or in the definition of “Maximum Rate.”

(f) “Applicable Rate Determination” means each periodic operation of the process of determining the Applicable Rate for the Series 6 VRDP Shares for a Subsequent Rate Period, as provided in the Remarketing Agreement and Part II of this Statement.

(g) “Applicable Spread” means, in connection with the Maximum Rate for any Rate Period (and subject to adjustment as described in the definition of Maximum Rate) (i) when there is not a Failed Remarketing Condition, 200 basis points (2.00%), and (ii) while a Failed Remarketing Condition has occurred or is continuing, 200 basis points (2.00%) (up to 59 days of a continued Failed Remarketing Condition), 225 basis points (2.25%) (60 days but fewer than 90 days of a continued Failed Remarketing Condition), 250 basis points (2.50%) (90 days but fewer than 120 days of a continued Failed Remarketing Condition), 275 basis points (2.75%) (120 days but fewer than 150 days of a continued Failed Remarketing Condition), 300 basis points (3.00%) (150 days but fewer than 180 days of a continued Failed Remarketing Condition), and 400 basis points (4.00%) (180 days or more of a continued Failed Remarketing Condition); provided, that, if at any time when the Applicable Spread is 225 basis points (2.25%), 250 basis points (2.50%), 275 basis points (2.75%), 300 basis points (3.00%) or 400 basis points (4.00%) the Failed Remarketing Condition no longer exists due to the successful Remarketing of all Purchased VRDP Shares, such Applicable Spread of 225 basis points (2.25%), 250 basis points (2.50%), 275 basis points (2.75%), 300 basis points (3.00%) or 400 basis points (4.00%) will continue to be the Applicable Spread in connection with determining the Maximum Rate in effect for each Rate Period commencing with the first Subsequent Rate Period after the Failed Remarketing Condition no longer exists through and including the first Subsequent Rate Period ending on or after the 45th day after the day the Failed Remarketing Condition no longer exists; provided further, that (i) if a new Failed Remarketing Condition occurs prior to the end of such period and the Applicable Spread is then 225 basis points (2.25%), the date such new Failed Remarketing Condition occurs will be deemed to be the 60th day of a continued Failed Remarketing Condition, (ii) if a new Failed Remarketing Condition occurs prior to the end of such period and the Applicable Spread is then 250 basis points (2.50%), the date such new Failed Remarketing Condition occurs will be deemed to be the 90th day of a continued Failed Remarketing Condition, (iii) if a new Failed Remarketing Condition occurs prior to the end of such period and the Applicable Spread is then 275 basis points (2.75%), the date such new Failed Remarketing Condition occurs will be deemed to be the 120th day of a continued Failed Remarketing Condition, (iv) if a new Failed Remarketing Condition occurs prior to the end of such period and the Applicable Spread is then 300 basis points (3.00%), the date such new Failed Remarketing Condition occurs will be deemed to be the 150th day of a continued Failed Remarketing Condition, and (v) if a new Failed Remarketing Condition occurs prior to the end of such period and the Applicable Spread is then 400 basis points (4.00%), the date such new Failed Remarketing Condition occurs will be deemed to be the 180th day of a continued Failed Remarketing Condition, in each case, solely for purposes of determining the Applicable Spread.

(h) “Beneficial Owner” means a Person, including the Liquidity Provider to the extent it or the Designated Purchaser, is at any time the beneficial owner of Series 6 VRDP Shares (irrespective of any assignment or transfer by the Liquidity Provider or the Designated Purchaser of its voting rights), in whose name Series 6 VRDP Shares are recorded as beneficial owner of such Series 6 VRDP Shares by the Securities Depository, an Agent Member or other securities intermediary on the records of such Securities Depository, Agent Member or securities intermediary, as the case may be, or such Person’s subrogee.

(i) “Board of Trustees” means the Board of Trustees of the Fund or any duly authorized committee thereof.

(j) “Business Day” means a day (a) other than a day on which commercial banks in The City of New York, New York are required or authorized by law or executive order to close and (b) on which the New York Stock Exchange is not closed.

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Common Shares” means the common shares of beneficial interest, par value $.01 per share, of the Fund.

(m) “Custodian” means a bank, as defined in Section 2(a)(5) of the 1940 Act, that has the qualifications prescribed in paragraph 1 of Section 26(a) of the 1940 Act, or such other entity as shall be providing custodian services to the Fund as permitted by the 1940 Act or any rule, regulation, or order thereunder, and shall include, as appropriate, any similarly qualified sub-custodian duly appointed by the Custodian.

(n) “Date of Original Issue,” with respect to any Series 6 VRDP Share, means the date on which the Fund initially issued such Series 6 VRDP Share.

(o) “Declaration” means the Declaration of Trust of the Fund, as it may be amended from time to time in accordance with the provisions thereof.

(p) “Deposit Securities” means, as of any date, any United States dollar-denominated security or other investment of a type described below that either (i) is a demand obligation payable to the holder thereof on any Business Day or (ii) has a maturity date, mandatory redemption date or mandatory payment date, on its face or at the option of the holder, preceding the relevant payment date in respect of which such security or other investment has been deposited or set aside as a Deposit Security:

(1)	cash or any cash equivalent;

(2)	any U.S. Government Security;

(3)	any Municipal Security that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to Municipal Securities (long-term or short-term as to the applicable type of obligation) as of the date of this Statement (or such rating’s future equivalent), including (A) any such Municipal Security that has been pre-refunded by the issuer thereof with the proceeds of such refunding having been irrevocably deposited in trust or escrow for the repayment thereof and (B) any such fixed or variable rate Municipal Security that qualifies as an eligible security under Rule 2a-7 under the 1940 Act;

(4)	any investment in any money market fund registered under the 1940 Act that qualifies under Rule 2a-7 under the 1940 Act, or similar investment vehicle described in Rule 12d1-1(b)(2) under the 1940 Act, that invests principally in Municipal Securities or U.S. Government Securities or any combination thereof; or

(5)	any letter of credit from a bank or other financial institution that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to bank deposits or short-term debt of banks or other financial institutions as of the date of this Statement (or such rating’s future equivalent).

(q) “Designated Purchaser” means the Person, if any, designated by the Liquidity Provider in accordance with a VRDP Letter of Credit and Purchase Agreement to purchase Series 6 VRDP Shares pursuant to a Funding and Purchase Obligation or, if at the relevant time no such Person is so designated, the Liquidity Provider.

(r) “Dividend Payment Date,” except as otherwise provided in paragraph (d) of Section 2 of Part I of this Statement, means the date that is the first Business Day of each calendar month.

(s) “Dividend Period,” with respect to the Series 6 VRDP Shares, means the period from, and including, the Date of Original Issue in connection with the initial issuance of Series 6 VRDP Shares to, but excluding, the initial Dividend Payment Date for the Series 6 VRDP Shares and any period thereafter from, and including, one Dividend Payment Date for the Series 6 VRDP Shares to, but excluding, the next succeeding Dividend Payment Date for the Series 6 VRDP Shares.

(t) “Effective Leverage Ratio” shall have the meaning set forth in the VRDP Fee Agreement.

(u) “Effective Leverage Ratio Cure Period” shall have the meaning set forth in the VRDP Fee Agreement.

(v) “Electronic Means” means email transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between the relevant two parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition), which, in the case of notices to the Tender and Paying Agent, shall be sent by such means as set forth in Section 7.02 of the Tender and Paying Agent Agreement or as specified in the related notice.

(w) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(x) “Extraordinary Corporate Event” means, as to the Liquidity Provider, (i) the consolidation or amalgamation with, or the merger with and into, or the transfer of all or substantially all of the Liquidity Provider’s assets to, another entity, or (ii) the dissolution, for any reason, of the Liquidity Provider other than in connection with the consolidation or amalgamation with, or the merger with and into, or the transfer of all or substantially all of the Liquidity Provider’s assets to, another entity; provided, however, that with respect to (i) above, an Extraordinary Corporate Event does not include any of the listed occurrences where (x) the surviving entity, or transferee of all or substantially all of the Liquidity Provider’s assets, (a) assumes all of the obligations of the Liquidity Provider under the terms of the VRDP Purchase Agreement and (b) has short-term debt ratings in one of the two highest rating categories from the Requisite NRSROs or such other short-term debt ratings, if any, as may be required for the Series 6 VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act and (y) the Liquidity Provider has provided notice in writing to the Fund confirming the information described in clause (x) at least 10 days prior to the scheduled date of the applicable listed occurrence in clause (i) above.

(y) “Failed Remarketing Condition” means a Failed Remarketing Condition—Purchased VRDP Shares or a Failed Remarketing Condition—Unpurchased VRDP Shares.

(z) “Failed Remarketing Condition—Purchased VRDP Shares” means that the Designated Purchaser acquires and the Liquidity Provider is and continues to be the beneficial owner for federal income tax purposes of any Series 6 VRDP Shares in connection with purchases made pursuant to the Purchase Obligation (whether as a result of an unsuccessful Remarketing or a Mandatory Purchase) on any Purchase Date including Series 6 VRDP Shares the Liquidity Provider continues to be the beneficial owner of for federal income tax purposes after the expiration or termination of the VRDP Purchase Agreement.

(aa) “Failed Remarketing Condition—Purchased VRDP Shares Redemption” means redemption by the Fund, at a redemption price equal to $100,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed by the Board of Trustees for redemption, of Series 6 VRDP Shares that the Designated Purchaser shall have acquired pursuant to the Purchase Obligation and that the Liquidity Provider was and continued to be the beneficial owner of for federal income tax purposes for a period of six months during which such VRDP Shares cannot be successfully remarketed (i.e., a Failed Remarketing Condition—Purchased VRDP Shares shall have occurred and be continuing for such period of time with respect to such VRDP Shares), determined by the Fund on a first-in, first-out basis, in accordance with and subject to the provisions of the VRDP Fee Agreement and this Statement.

(bb) “Failed Remarketing Condition—Unpurchased VRDP Shares” means that a Beneficial Owner (other than the Liquidity Provider or its affiliates) continues to hold Series 6 VRDP Shares, that were subject to a proper Tender, after any Purchase Date as a result of the failure by the Designated Purchaser for any reason to purchase such VRDP Shares pursuant to the Purchase Obligation (whether as a result of an unsuccessful Remarketing or a Mandatory Purchase) (“Unpurchased VRDP Shares”), until such time as all Outstanding Unpurchased VRDP Shares are (i) successfully remarketed pursuant to a Remarketing, (ii) purchased by the Designated Purchaser pursuant to the Liquidity Provider’s Purchase Obligation, or (iii) if not successfully remarketed pursuant to a Remarketing or purchased by the Designated Purchaser, pursuant to the Liquidity Provider’s Purchase Obligation, the subject of a properly tendered Notice of Revocation (or any combination of the foregoing); and any Unpurchased VRDP Shares shall be deemed tendered for Remarketing until the earliest to occur of the foregoing events (i), (ii) or (iii) with respect to such Unpurchased VRDP Shares.

(cc) “Failure to Deposit” means, with respect to shares of Series 6 VRDP, a failure by the Fund to pay to the Tender and Paying Agent, not later than 12:00 noon, New York City time, (A) on the Business Day immediately preceding any Dividend Payment Date for shares of such Series, in funds available on such Dividend Payment Date in The City of New York, New York, the full amount of any dividend (whether or not earned or declared) to be paid on such Dividend Payment Date on any share of such Series or (B) on the Business Day immediately preceding any redemption date in funds available on such redemption date for shares of such Series in The City of New York, New York, the Redemption Price to be paid on such redemption date for any share of such Series after Notice of Redemption is provided pursuant to paragraph (c) of Section 9 of Part 1 of this Statement; provided, however, that the foregoing clause (B) shall not apply to the Fund’s failure to pay the Redemption Price in respect of Series 6 VRDP Shares when the related Notice of Redemption provides that redemption of such shares is subject to one or more conditions precedent and any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

(dd) “Final Notice of Purchase” means, in connection with an Optional Tender or a Mandatory Tender, a Notice of Purchase delivered by the Tender and Paying Agent to the Liquidity Provider (or directly to the Liquidity Provider by Beneficial Owners or their Agent Members, in the case of an Optional Tender, or Holders, in the case of a Mandatory Tender, if there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not perform its obligations) on the Purchase Date indicating the number of Series 6 VRDP Shares to be purchased on such date pursuant to the Purchase Obligation, or, in connection with a Mandatory Purchase, the Mandatory Purchase Notice delivered by the Fund or the Tender and Paying Agent on behalf of the Fund.

(ee) “Fitch” means Fitch Ratings, Inc., a Delaware corporation, and its successors.

(ff) “Funding and Purchase Obligation” means the unconditional and irrevocable obligation of the Liquidity Provider during the term and pursuant to the terms of the VRDP Purchase Agreement to

(i) provide funds with the proceeds of a Liquidity Drawing under a Letter of Credit for the purchase of Outstanding Series 6 VRDP Shares on any Purchase Date at the Purchase Price from Beneficial Owners, in the case of any Optional Tender, and Holders, in the case of any Mandatory Tender or any Mandatory Purchase, in each case following delivery of a Final Notice of Purchase with respect to such Series 6 VRDP Shares and (ii) purchase or cause its Designated Purchaser to purchase any such Series 6 VRDP Shares. References to a purchase of Series 6 VRDP Shares by the Liquidity Provider pursuant to a Funding and Purchase Obligation include any purchase of such Series 6 VRDP Shares by the Designated Purchaser, if applicable. The Funding and Purchase Obligation shall constitute a Purchase Obligation for purposes of this Statement.

(gg) “Gross-up Payment” means payment to a Beneficial Owner of an amount which, when taken together with the aggregate amount of Taxable Allocations made to such Beneficial Owner to which such Gross-up Payment relates, would cause such Beneficial Owner’s dividends in dollars (after giving effect to regular federal income tax consequences) from the aggregate of such Taxable Allocations and the related Gross-up Payment to be equal to the dollar amount of the dividends which would have been received by such Beneficial Owner if the amount of such aggregate Taxable Allocations would have been excludable from the gross income of such Beneficial Owner.

Such Gross-up Payment shall be calculated (i) without consideration being given to the time value of money; (ii) only taking into account the regular federal income tax with respect to dividends received from the Fund (that is, without giving effect to any other federal tax based on income, such as (A) the alternative minimum tax or (B) the “Medicare tax,” which at the date hereof is imposed at the rate of 3.8% on the net investment income (which includes taxable dividends and net capital gains) of certain individuals, trusts and estates); and (iii) assuming that each Taxable Allocation and each Gross-up Payment (except to the extent such Gross-up Payment is reported as an exempt-interest dividend under Section 852(b)(5) of the Code or successor provisions) would be taxable in the hands of each Beneficial Owner at the maximum marginal regular federal individual income tax rate applicable to ordinary income or net capital gains, as applicable, or the maximum marginal regular federal corporate income tax rate applicable to ordinary income or net capital gains, as applicable, whichever is greater, in effect at the time such Gross-up Payment is made.

(hh) “Holder” means a Person in whose name a Series 6 VRDP Share is registered in the registration books of the Fund maintained by the Tender and Paying Agent.

(ii) “Information Memorandum” means the information memorandum of the Fund, dated November 9, 2016, relating to the exchange of Series 3 VRDP Shares for the Series 6 VRDP Shares, as amended, revised or supplemented from time to time, including, if applicable, in connection with any Remarketing, or offering of additional Series 6 VRDP Shares.

(jj) “Initial Rate Period” means the period commencing on and including the Date of Original Issue in connection with the initial issuance of shares of the Series designated Series 6 Variable Rate Demand Preferred Shares of the Fund and ending on, and including, November 16, 2016, the next succeeding Wednesday, as set forth under “Designation of Series 6 VRDP” above.

(kk) “Investment Adviser” means Nuveen Fund Advisors, LLC, or any successor company or entity.

(ll) “Late Charge” shall have the meaning specified in paragraph (e)(i)(C) of Section 2 of Part I of this Statement.

(mm) “Letter of Credit” means, if applicable, the standby letter of credit issued by the Liquidity Provider to the Tender and Paying Agent for the account of and in favor of the Holders and Beneficial Owners from time to time of the Series 6 VRDP Shares, in the form of Exhibit A to the VRDP Purchase Agreement, with appropriate insertions, to provide liquidity to purchase Series 6 VRDP Shares.

(nn) “LIBOR Dealer” means Citigroup Global Markets Inc. and such other dealer or dealers as the Fund from time to time may appoint as such, their respective affiliates and successors.

(oo) “LIBOR Rate” means, on any Rate Determination Date, (i) the rate for deposits in U.S. dollars for the designated Rate Period, which appears on Reuters display page LIBOR01 (“Page LIBOR01”) (or such other page as may replace that page on that service, or such other service as may be selected by the LIBOR Dealer or its successors that are LIBOR Dealers) as of 11:00 a.m. London time, on the day that is the London Business Day preceding the Rate Determination Date (the “LIBOR Determination Date”), or (ii) if such rate does not appear on Page LIBOR01 or such other page as may replace such Page LIBOR01, (A) the LIBOR Dealer shall determine the arithmetic mean of the offered quotations of the Reference Banks to leading banks in the London interbank market for deposits in U.S. dollars for the designated Rate Period in an amount determined by such LIBOR Dealer by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such date made by such LIBOR Dealer to the Reference Banks, (B) if at least two of the Reference Banks provide such quotations, the LIBOR Rate shall equal such arithmetic mean of such quotations, (C) if only one or none of the Reference Banks provide such quotations, the LIBOR Rate shall be deemed to be the arithmetic mean of the offered quotations that leading banks in The City of New York selected by the LIBOR Dealer (after obtaining the Fund’s approval) are quoting on the relevant LIBOR Determination Date for deposits in U.S. dollars for the designated Rate Period in an amount determined by the LIBOR Dealer (after obtaining the Fund’s approval) that is representative of a single transaction in such market at such time by reference to the principal London offices of leading banks in the London interbank market; provided, however, that if no LIBOR Dealer quotes a rate required to determine the LIBOR Rate, the LIBOR Rate will be determined on the basis of the quotation or quotations furnished by any Substitute LIBOR Dealer or Substitute LIBOR Dealers selected by the Fund to provide such rate or rates not being supplied by the LIBOR Dealer; provided further, that if the LIBOR Dealer and Substitute LIBOR Dealers are required but unable to determine a rate in accordance with at least one of the procedures provided above, the LIBOR Rate shall be the LIBOR Rate as determined on the previous Rate Determination Date. If the number of days in a Rate Period shall be (i) seven or more but fewer than 21 days, such rate shall be the seven-day LIBOR Rate; (ii) 21 or more but fewer than 49 days, such rate shall be the one-month LIBOR rate; (iii) 49 or more but fewer than 77 days, such rate shall be the two-month LIBOR rate; (iv) 77 or more but fewer than 112 days, such rate shall be the three-month LIBOR rate; (v) 112 or more but fewer than 140 days such rate shall be the four-month LIBOR rate; (vi) 140 or more but fewer than 168 days, such rate shall be the five-month LIBOR rate; (vii) 168 or more but fewer than 189 days, such rate shall be the six-month LIBOR rate; (viii) 189 or more but fewer than 217 days, such rate shall be the seven-month LIBOR rate; (ix) 217 or more but fewer than 252 days, such rate shall be the eight-month LIBOR rate; (x) 252 or more but fewer than 287 days, such rate shall be the nine-month LIBOR rate; (xi) 287 or more but fewer than 315 days, such rate shall be the ten-month LIBOR rate; (xii) 315 or more but fewer than 343 days, such rate shall be the eleven-month LIBOR rate; and (xiii) 343 or more but fewer than 365 days, such rate shall be the twelve-month LIBOR rate.

(pp) “Liquidation Preference,” with respect to a given number of Series 6 VRDP Shares, means $100,000 times that number.

(qq) “Liquidity Account Investments” means any Deposit Security or any other security or investment owned by the Fund that is rated at least A- or the equivalent rating by each NRSRO then rating such security or investment, provided that any such Deposit Security or other security or investment shall be so rated by at least one NRSRO.

(rr) “Liquidity Drawing” means any drawing on the Letter of Credit accompanied by, as applicable, a Final Notice of Purchase in the form attached as Annex A to the Letter of Credit or a Mandatory Purchase Notice in the form attached as Annex B to the Letter of Credit in order to pay the Purchase Price of the Series 6 VRDP Shares that are the subject of the applicable notice in accordance with the terms of this Statement.

(ss) “Liquidity Provider” means any entity acting in such capacity pursuant to a VRDP Purchase Agreement, initially, Sumitomo Mitsui Banking Corporation, acting through its New York Branch.

(tt) “Liquidity Provider Ratings Event” means the Liquidity Provider shall fail to maintain at any time short-term debt ratings in one of the two highest ratings categories from the Requisite NRSROs or such other short-term debt ratings, if any, as may be required for the Series 6 VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act.

(uu) “Liquidity Provider Ratings Event Termination Date” means the date established by the Tender and Paying Agent, acting upon instructions of the Fund pursuant to the Tender and Paying Agent Agreement, for termination of the VRDP Purchase Agreement upon the occurrence of a Liquidity Provider Ratings Event, which date shall be not less than 16 days nor more than 30 days following such Liquidity Provider Ratings Event.

(vv) “London Business Day” means any day on which commercial banks are generally open for business in London.

(ww) “Mandatory Purchase” means the mandatory purchase of Outstanding Series 6 VRDP Shares by the Liquidity Provider or its Designated Purchaser, if applicable, with the proceeds of a Liquidity Drawing under a Letter of Credit, if applicable, pursuant to the VRDP Purchase Agreement in connection with a Mandatory Purchase Event.

(xx) “Mandatory Purchase Date” means the Purchase Date for a Mandatory Purchase determined in accordance with this Statement and the VRDP Purchase Agreement.

(yy) “Mandatory Purchase Event” means (i) in connection with the termination of the VRDP Purchase Agreement due to its expiration as of a Scheduled Termination Date, by the fifteenth day prior to any such Scheduled Termination Date, (a) the Liquidity Provider shall not have agreed to an extension or further extension of the Scheduled Termination Date to a date not earlier than 180 days from the Scheduled Termination Date of the VRDP Purchase Agreement then in effect, and (b) the Fund shall not have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Purchase Agreement with a termination date not earlier than 180 days from the Scheduled Termination Date of the VRDP Purchase Agreement then in effect, or (ii) in connection with the termination of the VRDP Purchase Agreement due to a Liquidity Provider Ratings Event or Related Party Termination Event, by the fifteenth day prior to the Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, the Fund shall not have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Purchase Agreement with a termination date not earlier than 180 days from the Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Purchase Agreement then in effect. The Mandatory Purchase Event shall be deemed to occur on such fifteenth day prior to any Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be.

(zz) “Mandatory Purchase Notice” means, in connection with the Mandatory Purchase of Series 6 VRDP Shares, a notice delivered by the Fund or the Tender and Paying Agent on behalf of the Fund to the Holders and the Liquidity Provider specifying a Mandatory Purchase Date.

(aaa) “Mandatory Tender,” with respect to a Mandatory Tender Event, means the mandatory tender of all Series 6 VRDP Shares by Holders for Remarketing or, in the event (i) no Remarketing occurs on or before the Purchase Date or (ii) pursuant to an attempted Remarketing, Series 6 VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold Series 6 VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided, that the Remarketing Agent may seek to sell such Series 6 VRDP Shares in a subsequent Remarketing prior to the Purchase Date), for purchase by the Liquidity Provider or its Designated Purchaser, if applicable, with the proceeds of a Liquidity Drawing under a Letter of Credit, if applicable, at the Purchase Price pursuant to Section 1 of Part II of this Statement and the VRDP Purchase Agreement.

(bbb) “Mandatory Tender Event” means (a) each failure by the Fund to make a scheduled payment of dividends on any Series 6 VRDP Shares on a Dividend Payment Date; (b) the occurrence of a Liquidity Provider Ratings Event (which shall constitute a single Mandatory Tender Event upon the occurrence of such Liquidity Provider Ratings Event, whether or not continuing and whether or not such Liquidity Provider Ratings Event also results in a Mandatory Purchase Event; provided that, a subsequent Liquidity Provider Ratings Event, following restoration of the short-term debt ratings to the requisite level, shall constitute a new Mandatory Tender Event); (c) the Fund fails to pay the Liquidity Provider the applicable fee due in advance under the terms of the VRDP Fee Agreement by seven Business Days prior to the beginning of the month to which such payment relates and the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund that such failure to pay such fee constitutes a Mandatory Tender Event; (d) the eighth day prior to the scheduled date of the occurrence of an Extraordinary Corporate Event; (e) the Fund shall have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Purchase Agreement by the fifteenth day prior to the Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Purchase Agreement being replaced; (f) the occurrence of an Optional Early Replacement Event; (g) the Fund shall have provided a Notice of Proposed Special Rate Period in accordance with this Statement; or (h) in the event of a breach by the Fund of its Effective Leverage Ratio covenant with the Liquidity Provider in the VRDP Fee Agreement and the failure to cure such breach within 60 days from the date of such breach (which 60-day period would include the Effective Leverage Ratio Cure Period), if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Fund that the failure to timely cure such breach constitutes a Mandatory Tender Event (subject to the Fund curing such breach prior to the delivery date of such notice from the Liquidity Provider).

(ccc) “Mandatory Tender Notice” means, in connection with the Mandatory Tender of Series 6 VRDP Shares, a notice delivered in accordance with the VRDP Purchase Agreement by the Fund or the Tender and Paying Agent on behalf of the Fund to the Holders and the Liquidity Provider specifying a Mandatory Tender Event and Purchase Date.

(ddd) “Market Value” of any asset of the Fund means the market value thereof determined by an independent third-party pricing service designated from time to time by the Board of Trustees. The Market Value of any asset shall include any interest accrued thereon. The pricing service shall value portfolio securities at the mean between the quoted bid and asked price or the yield equivalent when quotations are readily available. Securities for which quotations are not readily available shall be valued at fair value as determined by the pricing service using methods which include consideration of: yields or prices of municipal bonds of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The pricing service may employ electronic data processing techniques or a matrix system, or both, to determine valuations.

(eee) “Maximum Rate” means, for the Series 6 VRDP Shares on any Rate Determination Date or in respect of the occurrence of a Failed Remarketing Condition for shares of such Series, the Applicable Percentage of the Applicable Base Rate plus the Applicable Spread. The Maximum Rate for the Series 6 VRDP Shares will depend on the long-term rating assigned to the Series 6 VRDP Shares, the length of the Rate Period and whether or not the Fund has given notification prior to the Applicable Rate Determination for the Rate Period pursuant to Section 6 of Part II hereto that any ordinary income or capital gains will be included in the dividend on Series 6 VRDP Shares for that Rate Period. The Applicable Percentage of the Applicable Base Rate is as follows:

Long-Term Ratings*		Applicable Percentage of Applicable Base Rate—No Notification
Moody’s	Fitch
Aa3 to Aaa	AA- to AAA	100%
Baa3 to A1	BBB- to A+	110%
Below Baa3**	Below BBB-**	135%

*	And/or the equivalent ratings of another Rating Agency then rating the Series 6 VRDP Shares utilizing the higher of the ratings of the Rating Agencies then rating the Series 6 VRDP Shares.
**	Includes unrated, if no Rating Agency is then rating the Series 6 VRDP Shares.

provided, however, that in the event the Fund has given notification prior to the Applicable Rate Determination for the Rate Period pursuant to Section 6 of Part II hereof that any ordinary income or capital gains will be included in the dividend on Series 6 VRDP Shares for that Rate Period, the Applicable Percentage in the foregoing table shall be divided by the quantity 1 minus the maximum marginal regular federal individual income tax rate applicable to ordinary income or the maximum marginal regular federal corporate income tax rate applicable to ordinary income, whichever is greater.

The Applicable Percentage as so determined and the Applicable Spread may be subject to upward (and, if previously adjusted upward, subsequent downward) adjustment as provided in the Remarketing Agreement, provided that, notwithstanding any provision to the contrary in the Remarketing Agreement, following such adjustment, the Maximum Rate is equal to or higher than the rates determined as set forth above, and immediately following any such upward adjustment, the Fund would be in compliance with the Minimum VRDP Asset Coverage. Furthermore, in the event of Special Rate Periods of greater than 364 days, the Maximum Rate may be subject to upward adjustment as provided in the Remarketing Agreement, provided that, notwithstanding any provision to the contrary in the Remarketing Agreement, immediately following any such upward adjustment, the Fund would be in compliance with the Minimum VRDP Asset Coverage.

A Maximum Rate in effect in respect of a Failed Remarketing Condition will continue to be the Applicable Rate (i) until the first day of the next succeeding Subsequent Rate Period after a Failed Remarketing Condition no longer exists in the case of a Minimum Rate Period, and (ii) as may be provided in the Notice of Special Rate Period in the case of a Special Rate Period.

Notwithstanding any provision to the contrary in the Remarketing Agreement, in no event shall the Maximum Rate exceed 15%; provided, however, that in the event the Fund has given notification prior to the Applicable Rate Determination for the Rate Period pursuant to Section 6 of Part II hereof that any ordinary income or capital gains will be included in the dividend on Series 6 VRDP Shares for that Rate Period, the Maximum Rate shall not exceed 15% divided by the quantity 1 minus the maximum marginal regular federal individual income tax rate applicable to ordinary income or the maximum marginal regular federal corporate income tax rate applicable to ordinary income, whichever is greater.

(fff) “Minimum Rate Period” means any Rate Period consisting of seven Rate Period Days, as adjusted to reflect any changes when the regular day that is a Rate Determination Date is not a Business Day.

(ggg) “Minimum VRDP Asset Coverage” means asset coverage, as defined in Section 18(h) of the 1940 Act as of the date of the VRDP Fee Agreement with such changes thereafter as agreed with the prior written consent of the Liquidity Provider, of at least 200% or such higher percentage as required and specified in the VRDP Fee Agreement, or as otherwise provided in connection with a Special Rate Period, but, in any event, not more than 250%, with respect to all outstanding senior securities of the Fund which are stock, including all Outstanding VRDP Shares (or, in each case, if higher, such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common shares or stock).

(hhh) “Minimum VRDP Asset Coverage Cure Date” means, with respect to the failure by the Fund to maintain the Minimum VRDP Asset Coverage as of the close of business on the last Business Day of each month (as required by Section 6 of Part I of this Statement), the tenth Business Day of the following month.

(iii) “Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors.

(jjj) “Municipal Securities” means municipal securities as described under “The Fund’s Investments – Municipal Securities” in the Information Memorandum.

(kkk) “1940 Act” means the Investment Company Act of 1940, as amended.

(lll) “Notice of Proposed Special Rate Period” shall have the meaning specified in paragraph (c) of Section 4 of Part I of this Statement.

(mmm) “Notice of Purchase” means, as the context requires, a Preliminary Notice of Purchase or a Final Notice of Purchase, in each case, substantially in the form attached to the VRDP Purchase Agreement.

(nnn) “Notice of Redemption” has the meaning specified in paragraph (c) of Section 9 of Part I of this Statement.

(ooo) “Notice of Revocation” means, in connection with the revocation by a Beneficial Owner or its Agent Member of its Notice of Tender, a notice, substantially in the form attached to the Tender and Paying Agent Agreement, delivered by a Beneficial Owner or its Agent Member to the Tender and Paying Agent indicating an intention to revoke the tender of some or all of the Series 6 VRDP Shares for sale on a Purchase Date pursuant to Section 1 of Part II of this Statement.

(ppp) “Notice of Special Rate Period” shall have the meaning specified in paragraph (d)(i) of Section 4 of Part I of this Statement.

(qqq) “Notice of Tender” means, in connection with an Optional Tender, a notice, substantially in the form attached to the Tender and Paying Agent Agreement, delivered by a Beneficial Owner or its Agent Member to the Tender and Paying Agent, indicating an intention to tender Series 6 VRDP Shares for sale on a Purchase Date pursuant to Section 1 of Part II of this Statement.

(rrr) “NRSRO” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that is not an “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of the Fund or the Liquidity Provider, including, at the date hereof, Fitch, Moody’s and S&P.

(sss) “Optional Early Replacement Event” means the Fund shall have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Purchase Agreement and provided notice thereof (which notice also designates an Optional Early Termination Date) to the Holders, the Remarketing Agent and the Liquidity Provider in accordance with the Tender and Paying Agent Agreement given at any time prior to the 30th calendar day preceding the then-prevailing Scheduled Termination Date. The date of the occurrence of the Optional Early Replacement Event shall be the date of such notice.

(ttt) “Optional Early Termination Date” means the date established by the Tender and Paying Agent, acting upon instructions of the Fund pursuant to the Tender and Paying Agent Agreement, for termination of the VRDP Purchase Agreement upon the occurrence of an Optional Early Replacement Event, which date shall be not less than 16 days nor more than 30 days following such Optional Early Replacement Event.

(uuu) “Optional Tender” means any tender of Series 6 VRDP Shares by a Beneficial Owner or its Agent Member to the Tender and Paying Agent, other than a Mandatory Tender, for Remarketing or, in the event (i) no Remarketing occurs on or before the Purchase Date, or (ii) pursuant to an attempted Remarketing Series 6 VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold Series 6 VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided that the Remarketing Agent may seek to sell such Series 6 VRDP Shares in a subsequent Remarketing prior to the Purchase Date), for purchase by the Liquidity Provider or its Designated Purchaser, if applicable, with the proceeds of a Liquidity Drawing under a Letter of Credit, if applicable, pursuant to Section 1 of Part II of this Statement and the VRDP Purchase Agreement.

(vvv) “Other Special Rate Period Provisions” shall have the meaning specified in paragraph (f) of Section 4 of Part I of this Statement.

(www) “Outstanding” means, as of any date with respect to VRDP Shares of any Series, the number of shares of such Series theretofore issued by the Fund except, without duplication, (i) any shares of such Series theretofore exchanged, redeemed or cancelled or delivered to the Tender and Paying Agent (or other relevant tender and paying agent) for cancellation or redemption by the Fund, (ii) any shares of such Series with respect to which, in the case of Series 6 VRDP Shares, the Fund has given a Notice of Redemption and irrevocably deposited with the Tender and Paying Agent sufficient Deposit Securities to redeem such VRDP Shares, pursuant to Section 9 of Part I of this Statement or, in the case of VRDP Shares of any other Series, the Fund has taken the equivalent action under the statement applicable to such shares, (iii) any shares of such Series as to which the Fund shall be a Beneficial Owner, and (iv) any shares of such Series represented by any certificate in lieu of which a new certificate has been executed and delivered by the Fund; provided, however, with respect to clause (ii), any Series 6 VRDP Share will be deemed to be Outstanding for purposes of the VRDP Purchase Agreement until redeemed by the Fund.

(xxx) “Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

(yyy) “Preferred Shares” means the preferred shares of the Fund, including the Series 6 VRDP Shares.

(zzz) “Preliminary Notice of Purchase” shall have the meaning specified in paragraph (b) of Section 2 of Part II of this Statement.

(aaaa) “Purchase Date,” with respect to any purchase of Series 6 VRDP Shares, means (i) in connection with an Optional Tender, the date specified in a Notice of Tender, which date shall be no earlier than the seventh day (or, if such day is not a Business Day, the next succeeding Business Day) following delivery to the Tender and Paying Agent of the Notice of Tender, (ii) in connection with a Mandatory Tender, the date specified in the Mandatory Tender Notice (or, if such day is not a Business Day, the next succeeding Business Day), subject to the immediately succeeding sentence below, or (iii) in connection with a Mandatory Purchase, the Mandatory Purchase Date specified in the Mandatory Purchase Notice (or, if such day is not a Business Day, the next succeeding Business Day). The Purchase Date in respect of a Mandatory Tender Event shall be not later than seven days following the date a Mandatory Tender Notice is sent to Holders by Electronic Means; provided, that: (A) the Purchase Date in connection with the failure of the Fund to pay the applicable fee to the Liquidity Provider may not be later than the last Business Day of the month such payment was due; (B) the Purchase Date in connection with the occurrence of an Extraordinary Corporate Event may not be later than the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event (and, if no earlier Purchase Date is specified in a Mandatory Tender Notice with respect to such Extraordinary Corporate Event, the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event shall be deemed to be the Purchase Date irrespective of the failure to have given or sent a Mandatory Tender Notice); (C) the Purchase Date in connection with the Fund obtaining an Alternate VRDP Purchase Agreement may not be later than the Business Day immediately preceding the termination of the VRDP Purchase Agreement being replaced; and (D) the Purchase Date in connection with a Notice of Proposed Special Rate Period may not be later than the first day of the proposed Special Rate Period.

(bbbb) “Purchase Obligation” includes any Funding and Purchase Obligation and means the unconditional and irrevocable obligation of the Liquidity Provider or its Designated Purchaser, if applicable, during the term and pursuant to the terms of the VRDP Purchase Agreement to purchase Outstanding Series 6 VRDP Shares on any Purchase Date at the Purchase Price from Beneficial Owners, in the case of any Optional Tender, and Holders, in the case of any Mandatory Tender or any Mandatory Purchase, in each case following delivery of a Final Notice of Purchase with respect to such Series 6 VRDP Shares.

(cccc) “Purchase Price” means an amount equal to the Liquidation Preference of any Series 6 VRDP Shares to be purchased on a Purchase Date, plus any accumulated but unpaid dividends thereon (whether or not earned or declared), if any, to, but excluding, the relevant Purchase Date.

(dddd) “Purchased VRDP Shares” means all Series 6 VRDP Shares purchased by the Liquidity Provider or its Designated Purchaser, if applicable, pursuant to Article II of the VRDP Purchase Agreement, so long as the Liquidity Provider is and continues to be the beneficial owner for federal income tax purposes of such Series 6 VRDP Shares.

(eeee) “Rate Determination Date” means, with respect to the Series 6 VRDP Shares, the last day of a Rate Period for the Series 6 VRDP Shares or, if such day is not a Business Day, the next succeeding Business Day; provided, however, that the next succeeding Rate Determination Date will be determined without regard to any prior extension of a Rate Determination Date to a Business Day.

(ffff) “Rate Period,” with respect to the Series 6 VRDP Shares, means the Initial Rate Period and any Subsequent Rate Period, including any Special Rate Period.

(gggg) “Rate Period Days,” for any Rate Period, means the number of days in such Rate Period.

(hhhh) “Rating Agency” means each NRSRO, if any, then providing a rating for the Series 6 VRDP Shares pursuant to the request of the Fund, including, at the date hereof, Fitch, Moody’s and S&P.

(iiii) “Rating Agency Guidelines” means the guidelines provided by each Rating Agency, as may be amended from time to time, applied by such Rating Agency in connection with the Rating Agency’s rating of the Series 6 VRDP Shares.

(jjjj) “Redemption Date” shall have the meaning specified in paragraph (c) of Section 9 of Part I of this Statement.

(kkkk) “Redemption Price” means the applicable redemption price specified in paragraph (a) or (b) of Section 9 of Part I of this Statement.

(llll) “Reference Banks” means four major banks in the London interbank market selected by the Remarketing Agent or its affiliates or successors or such other party as the Fund may from time to time appoint.

(mmmm) “Related Party” means a related party for purposes of Section 267(b) or Section 707(b) of the Code, as such provisions may be amended from time to time.

(nnnn) “Related Party Termination Date” means the effective date of the termination of the VRDP Purchase Agreement in accordance with its terms following the occurrence of a Related Party Termination Event.

(oooo) “Related Party Termination Event” means the Liquidity Provider becoming a Related Party of the Fund other than through the acquisition by the Liquidity Provider or its Designated Purchaser, if applicable, of Series 6 VRDP Shares pursuant to the terms of the VRDP Purchase Agreement.

(pppp) “Remarketing” means the remarketing of Series 6 VRDP Shares by the Remarketing Agent on behalf of Beneficial Owners thereof pursuant to an Optional Tender or on behalf of the Holders thereof pursuant to a Mandatory Tender, as provided in the Remarketing Agreement and Part II of this Statement.

(qqqq) “Remarketing Agent” means the entity appointed as such with respect to Series 6 VRDP Shares by a resolution of the Board of Trustees and any additional or successor companies or entities appointed by the Board of Trustees which have entered into a Remarketing Agreement with the Fund, initially Citigroup Global Markets Inc.

(rrrr) “Remarketing Agreement” means the Remarketing Agreement with respect to the Series 6 VRDP Shares, dated as of November 10, 2016, by and among the Fund, the Investment Adviser, the initial Remarketing Agent and the Liquidity Provider (if applicable); as amended, modified or supplemented from time to time, or any similar agreement with a successor Remarketing Agent.

(ssss) “Remarketing Notice” shall have the meaning specified in paragraph (b) of Section 2 of Part II of this Statement.

(tttt) “Remarketing Procedures” means the procedures for conducting Remarketings set forth in Part II of this Statement.

(uuuu) “Requisite NRSROs” means (i) any two NRSROs that have issued a rating with respect to a security or class of debt obligations of an issuer; or (ii) if only one NRSRO has issued a rating with respect to such security or class of debt obligations of an issuer at the time a purchaser Acquires (as such term is defined in Rule 2a-7 under the 1940 Act) the security, that NRSRO.

(vvvv) “S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and its successors.

(wwww) “Scheduled Termination Date” means November 9, 2017, or any succeeding date to which the term of the VRDP Purchase Agreement of the initial Liquidity Provider is extended, or, as the case may be, the initial Scheduled Termination Date of any Alternate VRDP Purchase Agreement, or any succeeding date to which the term of the Alternate VRDP Purchase Agreement is extended.

(xxxx) “SEC” means the Securities and Exchange Commission.

(yyyy) “Securities Act” means the Securities Act of 1933, as amended.

(zzzz) “Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the Series 6 VRDP Shares.

(aaaaa) “SIFMA Municipal Swap Index” means, on any Rate Determination Date, the Securities Industry and Financial Markets Association Municipal Swap Index, produced and made available by Municipal Market Data as of 3:00 p.m., New York City time, on such Rate Determination Date.

(bbbbb) “SIFMA Municipal Swap Index Rate” means, on any Rate Determination Date, (i) the SIFMA Municipal Swap Index produced and made available on such date, or (ii) if such index is not made available by 3:00 p.m., New York City time, on such date, the SIFMA Municipal Swap Index Rate as in effect from the previous Rate Determination Date.

(ccccc) “Special Rate Period,” with respect to the Series 6 VRDP Shares, means a Rate Period that is established in accordance with paragraph (a) of Section 4 of Part I of this Statement.

(ddddd) “Special Redemption Provisions” shall have the meaning specified in paragraph (a)(i) of Section 9 of Part I of this Statement.

(eeeee) “Statement” means this statement establishing and fixing the rights and preferences of Series 6 VRDP Shares, as it may be amended or supplemented from time to time in accordance with the provisions hereof.

(fffff) “Subsequent Rate Period,” with respect to shares of Series 6 VRDP, means the period from, and including, the first day following the Initial Rate Period of shares of such Series to, and including, the next Rate Determination Date for shares of such Series and any period thereafter from, and including, the first day following a Rate Determination Date for shares of such Series to, and including, the next succeeding Rate Determination Date for shares of such Series; provided, however, that, if any Subsequent Rate Period is also a Special Rate Period, such term shall mean the period commencing on the first day of such Special Rate Period and ending on, and including, the last day of the last Dividend Period thereof; except for Special Rate Periods, each Subsequent Rate Period will be a Minimum Rate Period.

(ggggg) “Substitute LIBOR Dealer” means any LIBOR Dealer selected by the Fund; provided that none of such entities shall be an existing LIBOR Dealer.

(hhhhh) “Taxable Allocation” shall have the meaning specified in paragraph (a) of Section 3 of Part I of this Statement.

(iiiii) “Tender” means an Optional Tender or a Mandatory Tender, as applicable.

(jjjjj) “Tender and Paying Agent” means The Bank of New York Mellon, or any successor Person, which has entered into an agreement with the Fund to act in such capacity as the Fund’s tender agent, transfer agent, registrar, dividend disbursing agent, paying agent, redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to the Series 6 VRDP Shares.

(kkkkk) “Tender and Paying Agent Agreement” means the Tender and Paying Agent Agreement with respect to the Series 6 VRDP Shares, dated as of November 10, 2016, between the Fund and the Tender and Paying Agent, as amended, modified or supplemented from time to time, or any similar agreement with a successor Tender and Paying Agent.

(lllll) “U.S. Government Securities” means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

(mmmmm) “Voting Period” shall have the meaning specified in paragraph (b)(i) of Section 5 of Part I of this Statement.

(nnnnn) “VRDP Fee Agreement” means the Variable Rate Demand Preferred Shares (VRDP) Fee Agreement with respect to Series 6 VRDP Shares, dated as of November 10, 2016, between the Fund and the initial Liquidity Provider, as amended, modified or supplemented from time to time, or any similar agreement with a successor Liquidity Provider.

(ooooo) “VRDP Purchase Agreement” means the Variable Rate Demand Preferred Shares (VRDP) Purchase Agreement with respect to the Series 6 VRDP Shares, dated as of November 10, 2016, between the Tender and Paying Agent and the initial Liquidity Provider, which may be in the form of a Variable Rate Demand Preferred Shares (VRDP) Standby Letter of Credit and Purchase Agreement (or similar title) and provide for a Purchase Obligation in the form of a Funding and Purchase Obligation, as amended, modified or supplemented, or any Alternate VRDP Purchase Agreement.

PART I

1. Number of Authorized Shares.

The initial number of authorized shares constituting Series 6 VRDP is as set forth above under the title “Designation of Series 6 VRDP.”

2. Dividends.

(a) Ranking. The shares of Series 6 VRDP shall rank on a parity with each other, with shares of any other Series of VRDP and with shares of any other series of Preferred Shares as to the payment of dividends by the Fund.

(b) Cumulative Cash Dividends. The Holders of Series 6 VRDP Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available therefor in accordance with the Declaration and applicable law, cumulative cash dividends at the Applicable Rate for shares of such Series, determined as set forth in paragraph (e) of this Section 2, and no more (except to the extent set forth in Section 3 of Part I of this Statement and Section 6 of Part II of this Statement), payable on the Dividend Payment Dates with respect to shares of such Series determined pursuant to paragraph (d) of this Section 2. Holders of Series 6 VRDP Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided, on Series 6 VRDP Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series 6 VRDP Shares which may be in arrears, and no additional sum of money shall be payable in respect of such arrearage, except that the Fund shall pay as a supplemental dividend a Late Charge (as defined below in paragraph (e)(i)(C) of this Section 2) on account of a Failure to Deposit, if any, in respect of each day during the period commencing on the day a Failure to Deposit occurs through and including the day immediately preceding the earlier of (i) the day the Failure to Deposit is cured and (ii) the third Business Day next succeeding the day on which the Failure to Deposit occurred.

(c) Dividends Cumulative from Date of Original Issue. Dividends on Series 6 VRDP Shares shall be declared daily and accumulate at the Applicable Rate for shares of such Series from the Date of Original Issue thereof.

(d) Dividend Payment Dates and Adjustment Thereof. The Dividend Payment Date with respect to the Series 6 VRDP Shares shall be the first Business Day of each calendar month; provided, however, that:

(i) notwithstanding the foregoing, the Fund in its discretion may establish more frequent Dividend Payment Dates than monthly in respect of any Minimum Rate Period, and the Dividend Payment Date for the Dividend Period prior to the commencement of a Special Rate Period following a Minimum Rate Period shall be the Business Day immediately following the end of such Minimum Rate Period; and

(ii) notwithstanding the foregoing, the Fund in its discretion may establish the Dividend Payment Dates in respect of any Special Rate Period for the Series 6 VRDP Shares; provided, however, that such dates shall be set forth in the Notice of Proposed Special Rate Period, if any, and Notice of Special Rate Period relating to such Special Rate Period, as provided in accordance with Section 4 of Part I of this Statement, which Notice of Proposed Special Rate Period, if any, and Notice of Special Rate Period shall be filed with the Secretary of the Fund; and further provided that (1) any such Dividend Payment Date shall be a Business Day and (2) the last Dividend Payment Date in respect of such Special Rate Period shall be the Business Day immediately following the last day thereof, as such last day is determined in accordance with paragraph (b) of Section 4 of Part I of this Statement.

(e) Applicable Rates and Calculation of Dividends.

(i) Applicable Rates. The dividend rate on Series 6 VRDP Shares during the Initial Rate Period shall be equal to the rate per annum specified under “Designation of Series 6 VRDP” above. For each Subsequent Rate Period of the Series 6 VRDP Shares thereafter, the dividend rate on shares of such Series shall be equal to the rate per annum that results from the Applicable Rate Determination for shares of such Series on the Rate Determination Date immediately preceding such Subsequent Rate Period; provided, however, that:

(A) if an Applicable Rate Determination for any such Subsequent Rate Period is not held for any reason other than as described below, the dividend rate on shares of such Series for such Subsequent Rate Period will be adjusted to the Maximum Rate for shares of such Series on the Rate Determination Date therefor;

(B) in the event of a Failed Remarketing Condition, the Applicable Rate as of the close of business on the day the Failed Remarketing Condition first occurs will be adjusted to the Maximum Rate (with the Applicable Spread subject to adjustment as set forth in the definition of Applicable Spread), and the Maximum Rate will continue to be the Applicable Rate (i) until the first day of the next succeeding Subsequent Rate Period after a Failed Remarketing Condition no longer exists in the case of a Minimum Rate Period, and (ii) as may be provided in the Notice of Special Rate Period in the case of a Special Rate Period;

(C) if any Failure to Deposit shall have occurred with respect to shares of such Series during any Dividend Period therefor, but, by 12:00 noon, New York City time, on the third Business Day next succeeding the date on which such Failure to Deposit occurred, such Failure to Deposit shall have been cured in accordance with paragraph (f) of this Section 2, and the

Fund shall have paid to the Tender and Paying Agent as a late charge (“Late Charge”) daily supplemental dividends equal in the aggregate to the sum of (1) if such Failure to Deposit consisted of the failure timely to pay to the Tender and Paying Agent the full amount of dividends with respect to any Dividend Period for the shares of such Series, an amount computed by multiplying (x) the Applicable Rate for the Rate Period during which such Failure to Deposit occurred on the Dividend Payment Date for such Dividend Period plus 2.00% by (y) a fraction, the numerator of which shall be the number of days for which such Failure to Deposit had not been cured in accordance with paragraph (f) of this Section 2 (including the day such Failure to Deposit occurred and excluding the day such Failure to Deposit is cured) and the denominator of which shall be 360, and applying the rate obtained against the aggregate Liquidation Preference of the Outstanding shares of such Series (with the amount for each individual day on which such Failure to Deposit occurred or continued uncured being declared as a supplemental dividend on that day) and (2) if such Failure to Deposit consisted of the failure timely to pay to the Tender and Paying Agent the Redemption Price of the shares of such Series for which a Notice of Redemption had been provided by the Fund pursuant to paragraph (c) of Section 9 of Part I of this Statement, an amount computed by multiplying, (x) the Applicable Rate for the Rate Period during which such Failure to Deposit occurred on the applicable Redemption Date plus 2.00% by (y) a fraction, the numerator of which shall be the number of days for which such Failure to Deposit had not been cured in accordance with paragraph (f) of this Section 2 (including the day such Failure to Deposit occurred and excluding the day such Failure to Deposit is cured) and the denominator of which shall be 360, and applying the rate obtained against the aggregate Liquidation Preference of the Outstanding shares of such Series to be redeemed (with the amount for each individual day on which such Failure to Deposit occurred or continued uncured being declared as a supplemental dividend on that day), the Applicable Rate Determination will be held in respect of shares of such Series for the Subsequent Rate Period as provided above in this paragraph (e), unless a Rate Determination Date occurs on the date on which such Failure to Deposit occurred or on either of the two Business Days succeeding that date, and the Failure to Deposit has not been cured on such Rate Determination Date in accordance with paragraph (f) of this Section 2, in which case no Applicable Rate Determination will be held in respect of shares of such Series for the Subsequent Rate Period relating to such Rate Determination Date and the dividend rate for shares of such Series for such Subsequent Rate Period will be the Maximum Rate for shares of such Series on the Rate Determination Date for such Subsequent Rate Period;

(D) if any Failure to Deposit shall have occurred with respect to shares of such Series during any Dividend Period therefor, and, by 12:00 noon, New York City time, on the third Business Day next succeeding the date on which such Failure to Deposit occurred, such Failure to Deposit shall not have been cured in accordance with paragraph (f) of this Section 2 or the Fund shall not have paid the applicable Late Charge to the Tender and Paying Agent, no Applicable Rate Determination will occur in respect of shares of such Series for the first Subsequent Rate Period therefor thereafter (or for any Subsequent Rate Period therefor thereafter to and including the Subsequent Rate Period during which (1) such Failure to Deposit is cured in accordance with paragraph (f) of this Section 2 and (2) the Fund pays the applicable Late Charge to the Tender and Paying Agent, in each case no later than 12:00 noon, New York City time, on the fourth Business Day prior to the end of such Subsequent Rate Period), and the dividend rate for shares of such Series for each such Subsequent Rate Period shall be a rate per annum equal to the Maximum Rate for shares of such Series on the Rate Determination Date for such Subsequent Rate Period (but with the prevailing rating for shares of such Series, for purposes of determining such Maximum Rate, being deemed to be “below ‘Baa3’/‘BBB-’”); or

(E) in connection with a Special Rate Period, the Fund may establish other or additional terms with respect to the dividend rate in accordance with Section 4 of Part I of this Statement.

Each dividend rate determined in accordance with this paragraph (e)(i) of Section 2 of Part I of this Statement shall be an “Applicable Rate.”

(ii) Calculation of Dividends. The amount of dividends per share payable on shares of Series 6 VRDP on any Dividend Payment Date shall equal the sum of the dividends accumulated but not yet paid for each Rate Period (or part thereof) in the related Dividend Period or Dividend Periods. The amount of dividends accumulated for each such Rate Period (or part thereof) shall be computed by multiplying the Applicable Rate in effect for shares of such Series for such Rate Period (or part thereof) by a fraction, the numerator of which shall be the number of days in each such Rate Period (or part thereof) and the denominator of which shall be the actual number of days in the year (365 or 366), and applying each such rate obtained against $100,000.

(f) Curing a Failure to Deposit. A Failure to Deposit with respect to shares of Series 6 VRDP shall be cured for purposes of paragraph (e) above on the Business Day on which, by 12:00 noon, New York City time, the Fund shall have paid to the Tender and Paying Agent (A) all accumulated but unpaid dividends on shares of such Series and (B) without duplication, the Redemption Price for shares, if any, of such Series for which Notice of Redemption has been provided by the Fund pursuant to paragraph (c) of Section 9 of Part I of this Statement; provided, however, that the foregoing clause (B) shall not apply to the Fund’s failure to pay the Redemption Price in respect of VRDP Shares when the related Redemption Notice provides that redemption of such shares is subject to one or more conditions precedent and any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

(g) Dividend Payments by Fund to Tender and Paying Agent. In connection with each Dividend Payment Date for Series 6 VRDP Shares, the Fund shall pay to the Tender and Paying Agent, not later than 12:00 noon, New York City time, on the earlier of (i) the third Business Day next succeeding the Rate Determination Date immediately preceding the Dividend Payment Date and (ii) the Business Day immediately preceding the Dividend Payment Date, an aggregate amount of Deposit Securities equal to the dividends to be paid to all Holders of shares of such Series on such Dividend Payment Date, or as otherwise provided for and in connection with the designation of a Special Rate Period. If an aggregate amount of funds equal to the dividends to be paid to all Holders of shares of such Series on such Dividend Payment Date are not available in New York, New York, by 12:00 noon, New York City time, on the Business Day immediately preceding such Dividend Payment Date, the Tender and Paying Agent will notify the Liquidity Provider by Electronic Means of such fact prior to the close of business on such day.

(h) Tender and Paying Agent as Trustee of Dividend Payments by Fund. All Deposit Securities paid to the Tender and Paying Agent for the payment of dividends on Series 6 VRDP Shares shall be held in trust for the payment of such dividends by the Tender and Paying Agent for the benefit of the Holders specified in paragraph (i) of this Section 2. Any Deposit Securities paid to the Tender and Paying Agent in accordance with the foregoing but not applied by the Tender and Paying Agent to the payment of dividends will, to the extent permitted by law, upon request of the Fund, be repaid to the Fund as soon as possible after the date on which such Deposit Securities were so to have been applied.

(i) Dividends Paid to Holders. Dividends on the Series 6 VRDP Shares shall be declared daily to the Holders thereof at the close of business on each such day and paid on each Dividend Payment Date to the Holders thereof at the close of business on the day immediately preceding such Dividend Payment Date. In connection with any transfer of Series 6 VRDP Shares, the transferor as Beneficial Owner of Series 6 VRDP Shares shall be deemed to have agreed pursuant to the terms of the Series 6 VRDP Shares to transfer to the transferee the right to receive from the Fund any dividends declared and unpaid for each day prior to the transferee becoming the Beneficial Owner of the Series 6 VRDP Shares in exchange for payment of the Purchase Price for such Series 6 VRDP Shares by the transferee.

(j) Dividends Credited Against Earliest Accumulated But Unpaid Dividends. Any dividend payment made on Series 6 VRDP Shares that is insufficient to cover the entire amount of dividends payable shall first be credited against the earliest accumulated but unpaid dividends due with respect to such shares. Dividends in arrears for any past Dividend Period may be declared (to the extent not previously declared as required under paragraph (i) above) and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the record books of the Fund on such date, not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Trustees.

(k) Dividends Reported as Exempt-Interest Dividends. Dividends on Series 6 VRDP Shares shall be reported as exempt-interest dividends up to the amount of tax-exempt income of the Fund, to the extent permitted by, and for purposes of, Section 852 of the Code.

3. Gross-Up Payments. Holders of Series 6 VRDP Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available therefor, dividends in an amount equal to the aggregate Gross-up Payments as follows:

(a) If the Fund allocates any net capital gains or ordinary income taxable for regular federal income tax purposes to a dividend paid on Series 6 VRDP Shares without either having given advance notice thereof to the Remarketing Agent or simultaneously increasing such dividend payment by an additional amount, both as provided in Section 6 of Part II of this Statement (such allocation being referred to herein as a “Taxable Allocation”), the Fund shall, prior to the end of the calendar year in which such dividend was paid, provide notice thereof to the Remarketing Agent and direct the Tender and Paying Agent to send such notice with a Gross-up Payment to the Holder that was entitled to such dividend payment during such calendar year at such Holder’s address as the same appears or last appeared on the record books of the Fund.

(b) The Fund shall not be required to make Gross-up Payments with respect to any net capital gains or ordinary income determined by the Internal Revenue Service to be allocable in a manner different from the manner used by the Fund.

4. Designation of Special Rate Periods.

(a) Length of and Preconditions for Special Rate Period. The Fund, at its option, may designate any succeeding Subsequent Rate Period for the Series 6 VRDP Shares as a Special Rate Period having the duration specified by the Fund in accordance with this Section 4 and ending on a Wednesday, subject to adjustment as provided in paragraph (b) of this Section 4, or, if so designated by the Fund, ending on the final redemption date specified in paragraph (b)(i)(A) of Section 9 of Part I of this Statement. Except for Special Rate Periods, each Subsequent Rate Period will be a Minimum Rate Period. A designation of a Special Rate Period shall be effective only if (i) in the case of the designation of a Special Rate Period to succeed a Minimum Rate Period, (A) notice thereof shall have been given in accordance with paragraph (c) and paragraph (d)(i) of this Section 4, (B) no Series 6 VRDP Shares are owned by the Liquidity Provider pursuant to the Purchase Obligation on either the Rate Determination Date for such proposed Special Rate Period or on the first day of such Special Rate Period and full cumulative dividends and any amounts due with respect to redemptions payable prior to such date have been paid in full, in each case, on the Series 6 VRDP Shares, and (C) if any Notice of Redemption shall have been provided by the Fund pursuant to paragraph (c) of Section 9 of Part I of this Statement with respect to any shares of such Series, the Redemption Price with respect to such shares shall have been deposited with the Tender and Paying Agent, or (ii) in the case of the designation of a Special Rate Period to succeed a Special Rate Period, notice thereof shall have been given in accordance with paragraph (d)(ii) of this Section 4.

(b) Adjustment of Length of Special Rate Period. In the event the Fund wishes to designate a Subsequent Rate Period for the Series 6 VRDP Shares as a Special Rate Period, but the day that would otherwise be the last day of such Special Rate Period is a Wednesday that is not a Business Day, then the Special Rate Period shall end on the next Business Day and the succeeding Subsequent Rate Period (if it is a Minimum Rate Period) will end on the following Wednesday, or, if such day is not a Business Day, the next succeeding Business Day.

(c) Notice of Proposed Special Rate Period. If the Fund proposes to designate a Special Rate Period to succeed a Minimum Rate Period pursuant to paragraph (a)(i) of this Section 4, not less than 20 (or such lesser number of days as may be agreed to from time to time by the Remarketing Agent) nor more than 30 days prior to the date the Fund proposes to designate as the first day of such Special Rate Period (which shall be a day that would otherwise be the first day of a Minimum Rate Period), a notice (a “Notice of Proposed Special Rate Period”) shall be sent by the Fund by Electronic Means (or by first-class mail, postage prepaid, where the Series 6 VRDP Shares are in physical form outside the book-entry system of the Securities Depository) to the Holders of shares of such Series with copies provided to the Remarketing Agent, the Tender and Paying Agent and the

Liquidity Provider. Each such notice shall state (A) that the Fund may exercise its option to designate a succeeding Subsequent Rate Period for the Series 6 VRDP Shares as a Special Rate Period, specifying the first day thereof, (B) that the Fund will, by 11:00 a.m., New York City time, on the second Business Day immediately preceding such first day (or by such later time or date, or both, as may be agreed to by the Remarketing Agent) notify the Remarketing Agent of either (x) its determination, subject to certain conditions, to exercise such option, or (y) its determination not to exercise such option, (C) the Rate Determination Date immediately prior to the first day of such Special Rate Period, (D) that such Special Rate Period shall not commence if (1) any Series 6 VRDP Shares are owned by the Liquidity Provider pursuant to the Purchase Obligation on either the Rate Determination Date for such proposed Special Rate Period or on the first day of such Special Rate Period or (2) full cumulative dividends or any amounts due with respect to redemptions payable prior to such Rate Determination Date have not been paid in full, in each case, on the Series 6 VRDP Shares, (E) the scheduled Dividend Payment Dates for shares of such Series during such Special Rate Period and (F) a description of the Other Special Rate Period Provisions, if any, applicable to shares of such Series in respect of such Special Rate Period.

(d) Notices in Respect of Special Rate Period. The Fund shall deliver a notice of Special Rate Period (a “Notice of Special Rate Period”) in accordance with paragraph (i)(A) or (ii) below or a notice that the Fund is electing not to designate a Special Rate Period in accordance with paragraph (i)(B) below, as applicable:

(i) In connection with the designation of a Special Rate Period to succeed a Minimum Rate Period pursuant to paragraph (a)(i) of this Section 4, no later than 11:00 a.m., New York City time, on the second Business Day immediately preceding the first day of such proposed Special Rate Period for the Series 6 VRDP Shares as to which notice has been given as set forth in paragraph (c) of this Section 4 (or such later time or date, or both, as may be agreed to by the Remarketing Agent), the Fund shall deliver to the Remarketing Agent and the Liquidity Provider either:

(A) a Notice of Special Rate Period stating (1) that the Fund has determined to designate the next succeeding Rate Period for shares of such Series as a Special Rate Period, specifying the same and the first day thereof, (2) the Rate Determination Date immediately prior to the first day of such Special Rate Period, (3) that such Special Rate Period shall not commence if (x) any Series 6 VRDP Shares are owned by the Liquidity Provider pursuant to the Purchase Obligation on either such Rate Determination Date or on the first day of such Special Rate Period or (y) full cumulative dividends or any amounts due with respect to redemptions payable, in each case, on Series 6 VRDP Shares, prior to such Rate Determination Date have not been paid in full, (4) the scheduled Dividend Payment Dates for shares of such Series during such Special Rate Period and (5) the Other Special Rate Period Provisions, if any, applicable to shares of such Series in respect of such Special Rate Period; or

(B) a notice stating that the Fund has determined not to exercise its option to designate a Special Rate Period for shares of such Series and that the next succeeding Rate Period of shares of such Series shall be a Minimum Rate Period.

(ii) In connection with designation of a Special Rate Period to succeed a Special Rate Period pursuant to paragraph (a)(ii) of this Section 4, the Fund shall deliver a Notice of Special Rate Period as specified in and otherwise in accordance with the Notice of Special Rate Period that designated the Special Rate Period being succeeded.

(e) Failure to Deliver Notice of Special Rate Period. If the Fund fails to deliver either of the notices described in paragraphs (d)(i)(A) or (d)(ii) of this Section 4 of any proposed Special Rate Period to the Remarketing Agent and the Liquidity Provider by 11:00 a.m., New York City time, on the second Business Day immediately preceding the first day of such proposed Special Rate Period (or by such later time or date, or both, as may be agreed to by the Remarketing Agent and the Liquidity Provider), the Fund shall be deemed to have delivered a notice to the Remarketing Agent and the Liquidity Provider with respect to such Special Rate Period to the effect set forth in paragraph (d)(i)(B) of this Section 4. In the event the Fund delivers to the Remarketing Agent and the Liquidity Provider a notice described in paragraph (d)(i)(A) of this Section 4, it shall file a copy of such notice with the Secretary of the Fund, and the contents of such notice shall be binding on the Fund.

(f) Other Special Rate Period Provisions. In connection with any Special Rate Period designated pursuant to this Section 4, the Fund, without the vote or consent of any Holder of Series 6 VRDP Shares, but with the prior written consent of the Liquidity Provider, if any (and to the extent that the Liquidity Provider is appointed as such for such Special Rate Period), may provide for provisions relating solely to such Special Rate Period that differ from those provided in this Statement, including, but not limited to, with respect to the Purchase Obligation, optional tender provisions, mandatory tender provisions, mandatory purchase provisions, the dividend rate setting provisions (including as to the Maximum Rate), and, if the dividend may be determined by reference to an index, formula or other method, the manner in which it will be determined, Special Redemption Provisions or other redemption provisions (other than Section 9(b)(i)(A) of this Statement) and modified or new definitions (“Other Special Rate Period Provisions”); provided that such provisions do not affect the parity ranking of Series 6 VRDP Shares relative to any other series of Preferred Shares of the Fund then outstanding with respect to dividends or distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund.

(g) Minimum Rate Period Succeeding a Special Rate Period. The Fund, at its option, may designate the Rate Period (together with succeeding Rate Periods until the establishment of a Subsequent Rate Period as a Special Rate Period) succeeding a Special Rate Period as a Minimum Rate Period. Notice thereof shall be delivered in accordance with the Notice of Special Rate Period that designated the Special Rate Period being succeeded by the Minimum Rate Period.

5. Voting Rights.

(a) One Vote Per VRDP Share. Except as otherwise provided in the Declaration or as otherwise required by law, (i) each Holder of VRDP Shares shall be entitled to one vote for each VRDP Share held by such Holder on each matter submitted to a vote of shareholders of the Fund, and (ii) the holders of outstanding Preferred Shares, including each VRDP Share, and of Common Shares shall vote together as a single class; provided, however, that the holders of outstanding Preferred Shares, including VRDP Shares, voting as a class, to the exclusion of the holders of all other securities and classes of shares of beneficial interest of the Fund, shall be entitled to elect two trustees of the Fund at all times, each Preferred Share, including each VRDP Share, entitling the holder thereof to one vote. Subject to paragraph (b) of this Section 5, the holders of outstanding Common Shares and Preferred Shares, including VRDP Shares, voting together as a single class, shall elect the balance of the trustees.

(b) Voting for Additional Trustees.

(i) Voting Period. During any period in which any one or more of the conditions described in subparagraphs (A) or (B) of this paragraph (b)(i) shall exist (such period being referred to herein as a “Voting Period”), the number of trustees constituting the Board of Trustees shall be automatically increased by the smallest number that, when added to the two trustees elected exclusively by the holders of Preferred Shares, including VRDP Shares, would constitute a majority of the Board of Trustees as so increased by such smallest number; and the holders of Preferred Shares, including VRDP Shares, shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of shares of beneficial interest of the Fund), to elect such smallest number of additional trustees, together with the two trustees that such holders are in any event entitled to elect. A Voting Period shall commence:

(A) if at the close of business on any Dividend Payment Date accumulated dividends (whether or not earned or declared) on any outstanding Preferred Shares, including VRDP Shares, equal to at least two full years’ dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Tender and Paying Agent for the payment of such accumulated dividends; or

(B) if at any time holders of Preferred Shares are entitled under the 1940 Act to elect a majority of the trustees of the Fund.

Upon the termination of a Voting Period, the voting rights described in this paragraph (b)(i) shall cease, subject always, however, to the revesting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph (b)(i).

(ii) Notice of Special Meeting. As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional trustees as described in paragraph (b)(i) of this Section 5, the Fund shall call a special meeting of such holders, and the Fund shall mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If a special meeting is not called by the Fund, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of Preferred Shares held during a Voting Period at which trustees are to be elected, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of shares of beneficial interest of the Fund), shall be entitled to elect the number of trustees prescribed in paragraph (b)(i) of this Section 5 on a one-vote-per-share basis.

(iii) Terms of Office of Existing Trustees. The terms of office of all persons who are trustees of the Fund at the time of a special meeting of Holders and holders of other Preferred Shares to elect trustees shall continue, notwithstanding the election at such meeting by the Holders and such other holders of other Preferred Shares of the number of trustees that they are entitled to elect, and the persons so elected by the Holders and such other holders of other Preferred Shares, together with the two incumbent trustees elected by the Holders and such other holders of other Preferred Shares and the remaining incumbent trustees elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected trustees of the Fund.

(iv) Terms of Office of Certain Trustees to Terminate Upon Termination of Voting Period. Simultaneously with the termination of a Voting Period, the terms of office of the additional trustees elected by the Holders and holders of other Preferred Shares pursuant to paragraph (b)(i) of this Section 5 shall terminate, the remaining trustees shall constitute the trustees of the Fund and the voting rights of the Holders and such other holders to elect additional trustees pursuant to paragraph (b)(i) of this Section 5 shall cease, subject to the provisions of the last sentence of paragraph (b)(i) of this Section 5.

(c) Holders of VRDP Shares to Vote on Certain Other Matters.

(i) Increases in Capitalization and Certain Amendments. The Board of Trustees, without the vote or consent of the Holders of Series 6 VRDP Shares, may from time to time authorize and create, and the Fund may from time to time issue additional shares of, any Series of VRDP, including Series 6 VRDP Shares, or any classes or series of Preferred Shares ranking on a parity with Series 6 VRDP Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund. So long as any Series 6 VRDP Shares are Outstanding, the Fund shall not, without the affirmative vote or consent of the Holders of at least a majority of the Series 6 VRDP Shares Outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class: (a) authorize, create or issue any class or series of shares ranking prior to the Series 6 VRDP Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund or (b) amend, alter or repeal the provisions of the Declaration, or this Statement, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of the Series 6 VRDP Shares or the Holders or the Beneficial Owners thereof; provided, however, that (i) none of the actions permitted by the first sentence of this paragraph (c) or by paragraph (a) of Section 12 of Part I of this Statement will be deemed to so affect such preferences, rights or powers, (ii) a division of a VRDP Share will be deemed to so affect such preferences, rights or powers only if the terms of such division so affect the Holders of Series 6 VRDP Shares and (iii) the authorization, creation and issuance of classes or series of shares ranking junior to the Series 6 VRDP Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund will be deemed to so affect such preferences, rights or powers only if such issuance would, at the time thereof, cause the Fund not to satisfy the Minimum VRDP Asset Coverage. For purposes of the foregoing, except as otherwise set forth in this Statement, no matter shall be deemed to materially and adversely affect any right, preference or power of the Series 6 VRDP Shares or the Holders thereof unless such matter (i) alters or abolishes any preferential right of such Series; (ii) alters or abolishes any right in respect of redemption of such Series; or (iii) creates or alters (other than to abolish or to comply with applicable law) any restriction on transfer applicable to such Series. So long as any Series 6 VRDP Shares are Outstanding, the Fund shall not, without the affirmative vote or consent of the Holders of at least 66 2⁄3% of the Series 6 VRDP Shares Outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class, file a voluntary application for relief under federal bankruptcy law or any similar application under state law for so long as the Fund is solvent and does not foresee becoming insolvent. If any action set forth above requiring the vote of Holders of Series 6 VRDP Shares would adversely affect the rights of Series 6 VRDP in a manner different from any other Series of VRDP, the Fund will not approve any such action without the affirmative vote or consent of the Holders of at least a majority of the shares of the Series 6 VRDP Outstanding at the time, in person or by proxy, either in writing or at a meeting (the Series 6 VRDP voting as a separate class). Notwithstanding the foregoing, as set forth in paragraph (b) of Section 8 of Part I of this Statement, the Fund, without the vote, approval or consent of Holders of Series 6 VRDP Shares or other shareholders of the Fund, has the right to (x) terminate the services of any and all Rating Agencies providing a long-term rating for the Series 6 VRDP Shares, and such rating or ratings, to the extent it or they would have been taken into account in any of the provisions in this Statement, will be disregarded (other than the effect of the absence of such ratings for purposes of determining the Maximum Rate) and (y) provide for Other Special Rate Period Provisions in accordance with, but subject to the limitations set forth in, paragraph (f) of Section 4 of Part I of this Statement. No vote of the holders of Common Shares shall be required to amend, alter or repeal the provisions of this Statement.

(ii) 1940 Act Matters. Unless a higher percentage is provided for in the Declaration, the affirmative vote of the holders of at least a “majority of the Outstanding Preferred Shares,” including VRDP Shares, outstanding at the time, voting as a separate class, shall be required to approve (A) any conversion of the Fund from a closed-end to an open-end investment company, (B) any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares and (C) any other action requiring a vote of security holders of the Fund under Section 13(a) of the 1940 Act. For purposes of the foregoing, “majority of the Outstanding Preferred Shares” means (i) 67% or more of such shares present at a meeting, if the holders of more than 50% of such shares are present or represented by proxy, or (ii) more than 50% of such shares, whichever is less.

(iii) Exclusive Right to Vote on Certain Matters. Except as otherwise required by the 1940 Act, other applicable law or the Declaration, (i) whenever a vote of Holders of Series 6 VRDP Shares is otherwise required by this Statement, Holders of Outstanding Series 6 VRDP Shares will be entitled as a Series, to the exclusion of the holders of all other shares, including other Preferred Shares, Common Shares and other classes of shares of beneficial interest of the Fund, to vote on matters affecting Series 6 VRDP Shares only and (ii) Holders of Outstanding Series 6 VRDP Shares will not be entitled to vote on matters affecting any other Preferred Shares that do not adversely affect any of the rights of Holders of Series 6 VRDP Shares, as expressly set forth in the Declaration and this Statement.

(d) Fund May Take Certain Actions Without Shareholder Approval. The Fund is not required to maintain any particular short-term or long-term ratings for the Series 6 VRDP Shares, and, subject only to Section 8 of this Part I, the Fund, without the vote, approval or consent of any holder of Preferred Shares, including any Series of VRDP, or any other shareholder of the Fund, may from time to time adopt, amend, alter or repeal any or all of the definitions contained herein, add covenants and other obligations of the Fund, or confirm the applicability of covenants and other obligations set forth herein, in connection with obtaining, maintaining or changing the rating of any Rating Agency which is then rating the Series 6 VRDP Shares, and any such adoption, amendment, alteration or repeal will not be deemed to affect the preferences, rights or powers of Series 6 VRDP Shares, or the Holders thereof.

Subject only to Section 8 of this Part I, the Fund may, at any time, replace a Rating Agency or terminate the services of any Rating Agencies then providing a rating for the Series 6 VRDP Shares without replacement, in either case, without the vote, approval or consent of Holders of Series 6 VRDP Shares or other shareholders of the Fund. In the event a Rating Agency ceases to furnish a long-term rating for the Series 6 VRDP Shares or the Fund terminates the services of a Rating Agency then providing a long-term rating for the Series 6 VRDP Shares, such rating, to the extent it would have been taken into account in any of the provisions of the Series 6 VRDP Shares included in this Statement, will be disregarded, and only the ratings of the then-designated Rating Agency or Agencies, if any, will be taken into account (other than the effect of the absence of such ratings for purposes of determining the Maximum Rate).

Notwithstanding the foregoing, nothing in this Section 5 is intended in any way to limit the ability of (i) the Fund to make certain adjustments in the Remarketing Agreement as provided under the definition of “Maximum Rate,” subject to the limitations set forth in such definition, or (ii) the Board of Trustees to amend or alter other provisions of this Statement, without the vote, approval or consent of any Holder of Series 6 VRDP Shares, or any other shareholder of the Fund, as otherwise provided in this Statement.

(e) Voting Rights Set Forth Herein are Sole Voting Rights. Unless otherwise required by law, the Holders of Series 6 VRDP Shares shall not have any voting rights, relative rights or preferences or other special rights other than those specifically set forth herein.

(f) No Preemptive Rights or Cumulative Voting. The Holders of Series 6 VRDP Shares shall have no preemptive rights or rights to cumulative voting.

(g) Sole Remedy for Fund’s Failure to Pay Dividends. In the event that the Fund fails to pay any dividends on the Series 6 VRDP Shares, the sole remedy of the Holders under this Statement, without limitation of any rights to payment of such dividends or other rights under the Declaration, this Statement and applicable law, shall be the right to vote for trustees pursuant to the provisions of this Section 5.

(h) Holders Entitled to Vote. For purposes of determining any rights of the Holders to vote on any matter, whether such right is created by this Statement, by the other provisions of the Declaration, by statute or otherwise, no Holder shall be entitled to vote any Series 6 VRDP Share and no Series 6 VRDP Share shall be deemed to be “outstanding” for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or shares deemed outstanding for quorum purposes, as the case may be, the requisite Notice of Redemption with respect to such shares shall have been provided as set forth in paragraph (c) of Section 9 of Part I of this Statement and Deposit Securities with a Market Value at least equal to the Redemption Price for the redemption of such shares shall have been deposited in trust with the Tender and Paying Agent for that purpose. Series 6 VRDP Shares owned (legally or beneficially) or controlled by the Fund shall not have any voting rights or be deemed to be Outstanding for voting or for calculating the voting percentage required on any other matter or other purposes.

6. Minimum VRDP Asset Coverage. The Fund shall maintain, as of the close of business on the last Business Day of each month on which any Series 6 VRDP Share is Outstanding, the Minimum VRDP Asset Coverage.

7. Restrictions on Dividends and Other Distributions.

(a) Dividends on Preferred Shares Other than the Series 6 VRDP Shares. Except as set forth in the next sentence, no dividends shall be declared or paid or set apart for payment on the shares of any class or series of shares of beneficial interest of the Fund ranking, as to the payment of dividends, on a parity with the Series 6 VRDP Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the shares of each Series of VRDP through its most recent dividend payment date. When dividends are not paid in full upon the shares of each Series of VRDP through its most recent dividend payment date or upon the shares of any other class or series of shares of beneficial interest of the Fund ranking on a parity as to the payment of dividends with VRDP Shares through their most recent respective dividend payment dates, all dividends declared and paid upon VRDP Shares and any other such class or series of shares of beneficial interest ranking on a parity as to the payment of dividends with VRDP Shares shall be declared and paid pro rata so that the amount of dividends declared and paid per share on VRDP Shares and such other class or series of shares of beneficial interest shall in all cases bear to each other the same ratio that accumulated dividends per share on the VRDP Shares and such other class or series of shares of beneficial interest bear to each other (for purposes of this sentence, the amount of dividends declared and paid per Series 6 VRDP Share shall be based on the Applicable Rate for such share for the Dividend Periods during which dividends were not paid in full).

(b) Dividends and Other Distributions With Respect to Common Shares Under the 1940 Act. The Board of Trustees shall not declare any dividend (except a dividend payable in Common Shares), or declare any other distribution, upon the Common Shares, or purchase Common Shares, unless in every such case the Preferred Shares have, at the time of any such declaration or purchase, an asset coverage (as defined in and determined pursuant to the 1940 Act) of at least 200% (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are shares or stock of a closed-end investment company as a condition of declaring dividends on its common shares or stock) after deducting the amount of such dividend, distribution or purchase price, as the case may be.

(c) Other Restrictions on Dividends and Other Distributions. For so long as any Series 6 VRDP Share is Outstanding, and except as set forth in paragraph (a) of this Section 7 and paragraph (c) of Section 10 of this Part I, the Fund shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or in options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to the Series 6 VRDP Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up) in respect of the Common Shares or any other shares of the Fund ranking junior to or on a parity with the Series 6 VRDP Shares as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Fund ranking junior to the Series 6 VRDP Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), or any such parity shares (except by conversion into or exchange for shares of the Fund ranking junior to or on a parity with Series 6 VRDP Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), unless (i) full cumulative dividends on the Series 6 VRDP Shares through the most recently ended Dividend Period therefor shall have been paid or shall have been declared and sufficient funds for the payment thereof deposited with the Tender and Paying Agent and (ii) the Fund has redeemed the full number of Series 6 VRDP Shares required to be redeemed by any provision for mandatory redemption pertaining thereto.

8. Ratings.

(a) Short-Term Ratings. The Fund will use its reasonable best efforts to maintain at least one short-term rating on the Series 6 VRDP Shares, to the extent that the Liquidity Provider then has a short-term debt rating.

(b) Long-Term Ratings. The Fund is not required to maintain any, or any particular, long-term ratings for the Series 6 VRDP Shares. To the extent that the Fund does at any time maintain one or more long-term ratings for the Series 6 VRDP Shares from one or more Rating Agencies, the Fund may take any action resulting in a change in, or addition or termination of, any long-term rating for the Series 6 VRDP Shares without the vote, approval or consent of Holders of Series 6 VRDP Shares or any other shareholders of the Fund. The Rating Agency Guidelines, if any, as they may be amended from time to time by the respective Rating Agency, will be reflected in written documents, including the ratings methodologies of the applicable Rating Agency. The Rating Agency Guidelines may be amended by the respective Rating Agency without the approval of the Fund or its Board of Trustees or any Holders of Series 6 VRDP Shares, or any other shareholder of the Fund, and may be changed or eliminated at any time without the vote, approval or consent of Holders of Series 6 VRDP Shares or any other shareholders of the Fund, including in connection with the change or termination by the Fund of any or all long-term ratings then applicable to the Series 6 VRDP Shares.

9. Redemption.

(a) Optional Redemption.

(i) Subject to the provisions of paragraph (iii) of this paragraph (a), the Series 6 VRDP Shares may be redeemed, at the option of the Fund, at any time, as a whole or from time to time in part, out of funds legally available therefor, at a redemption price per share equal to the sum of $100,000 plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to, but not including, the date fixed for redemption; provided, however, that (1) the Series 6 VRDP Shares may not be redeemed in part if after such partial redemption fewer than 50 shares of such Series would remain Outstanding; (2) shares of Series 6 VRDP are not redeemable by the Fund during the Initial Rate Period; and (3) the Notice of Special Rate Period relating to a Special Rate Period for shares of Series 6 VRDP, as delivered to the Remarketing Agent and filed with the Secretary of the Fund, may provide that shares of such Series shall not be redeemable during the whole or any part of such Special Rate Period or shall be redeemable during the whole or any part of such Special Rate Period only upon payment of such redemption premium or premiums as shall be specified therein (“Special Redemption Provisions”).

(ii) If fewer than all of the Outstanding shares of Series 6 VRDP are to be redeemed pursuant to subparagraph (i) of this paragraph (a), the number of shares of such Series to be redeemed shall be selected either pro rata from the Holders of shares of such Series in proportion to the number of shares of such Series held by such Holders or by lot or in such manner as the Fund’s Board of Trustees may determine to be fair and equitable and, in each case, in accordance with the applicable rules of the Securities Depository so long as the Series 6 VRDP Shares are held in the book-entry system of the Securities Depository. Subject to the provisions of this Statement and applicable law, the Fund’s Board of Trustees will have the full power and authority to prescribe the terms and conditions upon which Series 6 VRDP Shares will be redeemed from time to time.

(iii) The Fund may not on any date send a Notice of Redemption pursuant to paragraph (c) of this Section 9 in respect of a redemption contemplated to be effected pursuant to this paragraph (a) unless on such date the Fund has available Deposit Securities with maturity or tender dates not later than the day preceding the applicable Redemption Date and having a Market Value not less than the amount (including any applicable premium) due to Holders of Series 6 VRDP Shares by reason of the redemption of such shares on such Redemption Date.

(b) Mandatory Redemption.

(i) (A) The Fund shall redeem all Outstanding Series 6 VRDP Shares on December 1, 2040, at a redemption price equal to $100,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to, but excluding, such date.

(B) The Fund shall redeem Preferred Shares if the Fund fails to maintain the Minimum VRDP Asset Coverage in accordance with this Statement and such failure is not cured on or before the Minimum VRDP Asset Coverage Cure Date. The number of Preferred Shares to be redeemed, which at the Fund’s sole option (to the extent permitted by the 1940 Act and Massachusetts law) may include any number or proportion of Preferred Shares of any series, shall be equal to the lesser of (i) the minimum number of Preferred Shares, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Minimum VRDP Asset Coverage Cure Date, would, together with all other Preferred Shares subject to retirement, result in the Fund’s maintaining the Minimum VRDP Asset Coverage on such Minimum VRDP Asset Coverage Cure Date (provided, however, that, if there is no such minimum number of Preferred Shares the redemption of which would have such result, all VRDP Shares and other Preferred Shares then outstanding shall be redeemed) and (ii) the maximum number of Preferred Shares, that can be redeemed out of funds legally available therefor in accordance with the Declaration and applicable law. To the extent that the Fund redeems VRDP Shares in accordance with the foregoing, the Fund shall allocate the number of VRDP Shares to be redeemed pro rata among each Series of VRDP subject to redemption. The Fund shall effect such redemption on the date fixed by the Fund therefor, which date shall not be earlier than 10 days nor later than 30 days after the Minimum VRDP Asset Coverage Cure Date, except that, if the Fund does not have funds legally available for the redemption or retirement of all of the required number of VRDP Shares and other Preferred Shares which are subject to redemption or retirement or the Fund otherwise is unable as a result of applicable law to effect such redemption on or prior to 30 days after the Minimum VRDP Asset Coverage Cure Date, the Fund shall redeem those VRDP Shares and other Preferred Shares which it was unable to redeem or retire on the earliest practicable date on which it is able to effect such redemption or retirement. The Fund will redeem any Series 6 VRDP Shares at a redemption price equal to $100,000 per share, plus accumulated but unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed by the Board of Trustees for redemption.

(C) Except in the case of a Failed Remarketing Condition—Purchased VRDP Shares Redemption, as described below, if fewer than all of the Outstanding shares of Series 6 VRDP are to be redeemed pursuant to this paragraph (b), the number of shares of such Series to be redeemed shall be selected either pro rata from the Holders of shares of such Series in proportion to the number of shares of such Series held by such Holders or by lot or in such manner as the Fund’s Board of Trustees may determine to be fair and equitable and, in each case, in accordance with the applicable rules of the Securities Depository so long as the Series 6 VRDP Shares are held in the book-entry system of the Securities Depository. Subject to the provisions of this Statement and applicable law, the Fund’s Board of Trustees will have the full power and authority to prescribe the terms and conditions upon which Series 6 VRDP Shares will be redeemed from time to time.

(ii) (A) In accordance with this Statement and if then required pursuant to the VRDP Fee Agreement, if the Liquidity Provider or its Designated Purchaser, if applicable, acquires any Series 6 VRDP Shares pursuant to the Purchase Obligation and the Liquidity Provider continues to be the beneficial owner for federal income tax purposes of such Purchased VRDP Shares for a period of six months during which such Purchased VRDP Shares cannot be successfully remarketed (i.e., a Failed Remarketing Condition—Purchased VRDP Shares shall have occurred and be continuing for such period of time with respect to such Purchased VRDP Shares), the Fund shall effect a Failed Remarketing Condition—Purchased VRDP Shares Redemption; provided, that, as of the date of redemption: (i) to the extent any Series 6 VRDP Shares are Outstanding and held by Persons other than the Liquidity Provider or its Designated Purchaser, if applicable, the Purchase Obligation of the Liquidity Provider whose Series 6 VRDP Shares are subject to the Failed Remarketing Condition—Purchased VRDP Shares Redemption remains in effect to the extent required by, and in accordance with, the VRDP Purchase Agreement to which such Liquidity Provider is a party, and (ii) to the extent (a) any Series 6 VRDP Shares are Outstanding and held by Persons other than the Liquidity Provider or its Designated Purchaser, if applicable, and (b) the Purchase Obligation of the Liquidity Provider whose Series 6 VRDP Shares are subject to the Failed Remarketing Condition—Purchased VRDP Shares Redemption remains in effect to the extent required by, and in accordance with, the VRDP Purchase Agreement to which such Liquidity Provider is a party, the Liquidity Provider whose Series 6 VRDP Shares are subject to the Failed Remarketing Condition—Purchased VRDP Shares Redemption shall have made written affirmation to the Fund not later than the Business Day immediately preceding the Redemption Date to the effect that the Liquidity Provider is in compliance with the Purchase Obligation in accordance with its terms. Notwithstanding the foregoing proviso, any failure or delay by the Liquidity Provider whose Series 6 VRDP Shares are subject to the Failed Remarketing Condition—Purchased VRDP Shares Redemption to deliver the affirmation referred to in the foregoing proviso shall not relieve the Fund of its obligation to effectuate a Failed Remarketing Condition—Purchased VRDP Shares Redemption and shall only result in a delay by the Fund to effectuate a Failed Remarketing Condition—Purchased VRDP Shares Redemption until one (1) Business Day following the date that such Liquidity Provider delivers such affirmation or on which such affirmation is no longer required to be delivered. The six-month holding period for Purchased VRDP Shares acquired and held as a result of a continuing Failed Remarketing Condition—Purchased VRDP Shares shall be determined by the Fund on a first-in, first-out basis. The Fund shall effect a Failed Remarketing Condition—Purchased VRDP Shares Redemption on the date fixed by the Fund therefor, which date shall not be later than three Business Days after the expiration of the six-month holding period in respect of the applicable Purchased VRDP Shares, except that if the Fund does not have funds legally available for the redemption of all of the required number of Purchased VRDP Shares which are subject to the Failed Remarketing Condition—Purchased VRDP Shares Redemption or the Fund otherwise is unable as a result of applicable law to effect such redemption on or prior to three Business Days after the expiration of the applicable six-month holding period, the Fund shall redeem those Series 6 VRDP Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption.

(B) Upon the occurrence and during the continuance of a Failed Remarketing Condition—Purchased VRDP Shares with respect to any Series 6 VRDP Shares, by the fifth Business Day following delivery of notice thereof from the Liquidity Provider in accordance with the VRDP Fee Agreement, the Fund shall cause the Custodian to segregate, by means of appropriate identification on its books and records or otherwise in accordance with the Custodian’s normal procedures, from the other assets of the Fund (a “Liquidity Account”) Liquidity Account Investments with a Market Value equal to at least 110% of the Liquidation Preference of such Purchased VRDP Shares. If, while the Failed Remarketing Condition—Purchased VRDP Shares with respect to such Purchased VRDP Shares is continuing, the aggregate Market Value of the Liquidity Account Investments included in the Liquidity Account for such Purchased VRDP Shares as of the close of business on any Business Day is less than 110% of the Liquidation Preference of such Purchased VRDP Shares, then the Fund shall cause the Custodian and the Investment Adviser to take all such necessary actions, including segregating additional assets of the Fund as Liquidity Account Investments, so that the aggregate Market Value of the Liquidity Account Investments included in the Liquidity Account for such Purchased VRDP Shares is at least equal to 110% of the Liquidation Preference of such Purchased VRDP Shares not later than the close of business on the next succeeding Business Day. With respect to assets of the Fund segregated as Liquidity Account Investments, the Investment Adviser, on behalf of the Fund, shall be entitled to instruct the Custodian with a copy to the Liquidity Provider on any date to release any Liquidity Account Investments with respect to any Purchased VRDP Shares from such segregation and to substitute therefor other Liquidity Account Investments, so long as (x) the assets of the Fund segregated as Liquidity Account Investments with respect to such Purchased VRDP Shares at the close of business on such date have a Market Value equal to 110% of the Liquidation Preference of such Purchased VRDP Shares and (y) the assets of the Fund designated and segregated as Deposit Securities at the close of business on such date have a Market Value equal to the Liquidity Requirement (if any) determined in accordance with subparagraph (C) below with respect to such Purchased VRDP Shares for such date. The Fund shall cause the Custodian not to permit any lien, security interest or encumbrance to be created or permitted to exist on or in respect of any Liquidity Account Investments included in the Liquidity Account for any Purchased VRDP Shares, other than liens, security interests or encumbrances arising by operation of law and any lien of the Custodian with respect to the payment of its fees or repayment for its advances.

(C) Subject to notice having been received as referred to in subparagraph (B) above, the Market Value of the Deposit Securities held in the Liquidity Account for any Purchased VRDP Shares, from and after the day (or, if such day is not a Business Day, the next succeeding Business Day) preceding the expiration of the six-month holding period for the Failed Remarketing Condition—Purchased VRDP Shares applicable to such Purchased VRDP Shares (which may result in multiple six month holding periods, each in respect of a Failed Remarketing Condition—Purchased VRDP Shares in respect of applicable Purchased VRDP Shares) specified in the table set forth below, shall not be less than the percentage of the Liquidation Preference for such Purchased VRDP Shares set forth below opposite such day (the “Liquidity Requirement”), but in all cases subject to the cure provisions of paragraph (D) below:

Number of Days* Preceding the Six-Month Anniversary of Liquidity Provider’s Purchase	Value of Deposit Securities as Percentage of Liquidation Preference
135	20%
105	40%
75	60%
45	80%
15	100%

*	Or if such day is not a Business Day, the next succeeding Business Day

(D) If the aggregate Market Value of the Deposit Securities included in the Liquidity Account for any Purchased VRDP Shares as of the close of business on any Business Day is less than the Liquidity Requirement in respect of such Purchased VRDP Shares for such Business Day, then the Fund shall cause the segregation of additional or substitute Deposit Securities in respect of the Liquidity Account for such Purchased VRDP Shares, so that the aggregate Market Value of the Deposit Securities included in the Liquidity Account for such Purchased VRDP Shares is at least equal to the Liquidity Requirement for such Purchased VRDP Shares not later than the close of business on the next succeeding Business Day.

(E) The Deposit Securities included in the Liquidity Account for any Purchased VRDP Shares may be applied by the Fund, in its discretion, towards payment of the Redemption Price for such Purchased VRDP Shares. Upon the earlier to occur of (x) the successful Remarketing of the Purchased VRDP Shares or (y) the deposit by the Fund with the Tender and Paying Agent with arrangements satisfactory to the Liquidity Provider of Deposit Securities having an initial combined Market Value sufficient to effect the redemption of such Purchased VRDP Shares on the Redemption Date for such Purchased VRDP Shares, the requirement of the Fund to maintain a Liquidity Account for such Purchased VRDP Shares as contemplated by this Section 9(b)(ii) shall lapse and be of no further force and effect.

(F) The provisions of subparagraphs (A) through (E) of this Section 9(b)(ii) may be amended by the Fund, by resolution of the Board of Trustees duly adopted, without shareholder approval in order to conform to the terms of a VRDP Fee Agreement or as otherwise necessary or desirable in the judgment of the Board of Trustees, provided that the Fund receives the prior written consent of the Liquidity Provider.

(iii) At least six months prior to the scheduled mandatory Redemption Date of December 1, 2040 specified in Section 9(b)(i) above, if any Series 6 VRDP Shares then remain Outstanding, the Fund shall cause the Custodian to segregate in a Liquidity Account (but without duplication of any Liquidity Account then in effect pursuant to Section 9(b)(ii) above), by means of appropriate identification on its books and records or otherwise in accordance with the Custodian’s normal procedures, from the other assets of the Fund, Liquidity Account Investments with a Market Value equal to at least 110% of the Liquidation Preference of the then Outstanding Series 6 VRDP Shares. The Fund shall maintain such Liquidity Account in accordance with Section 9(b)(ii)(B), (C) and (D) above and comply with the requirements set forth therein with respect to Liquidity Account Investments and the Liquidity Requirement; provided, that for purposes of this Section 9(b)(iii) all references therein to Purchased VRDP Shares shall be deemed to be to all Outstanding Series 6 VRDP Shares, all references therein to the Failed Remarketing Condition—Purchased VRDP Shares or the related six-month period shall be deemed to be to the six-month period preceding the scheduled mandatory Redemption Date of December 1, 2040, and the references to notice by the Liquidity Provider shall not be applicable. The Deposit Securities included in the Liquidity Account for the Outstanding Series 6 VRDP Shares may be applied by the Fund, in its discretion, towards payment of the Redemption Price for the Outstanding Series 6 VRDP Shares. Upon the deposit by the Fund with the Tender and Paying Agent with arrangements satisfactory to the Liquidity Provider of Deposit Securities having an initial combined Market Value sufficient to effect the redemption of the Outstanding Series 6 VRDP Shares on the December 1, 2040 Redemption Date for the Outstanding Series 6 VRDP Shares, the requirement of the Fund to maintain a Liquidity Account for the Outstanding Series 6 VRDP Shares as contemplated by this Section 9(b)(iii) shall lapse and be of no further force and effect.

(c) Notice of Redemption. If the Fund shall determine or be required to redeem, in whole or in part, shares of Series 6 VRDP pursuant to paragraph (a) or (b)(i) of this Section 9, the Fund will send a notice of redemption (a “Notice of Redemption”), by Electronic Means (or by first class mail, postage prepaid, in the case where the Series 6 VRDP Shares are in physical form outside the book-entry system of the Securities Depository), to Holders thereof, the Remarketing Agent and the Liquidity Provider or, in the case of a redemption pursuant to paragraph (b)(ii) of this Section 9, only to the Liquidity Provider and the Remarketing Agent, or request the Tender and Paying Agent, on behalf of the Fund to promptly do so by Electronic Means (or by first class mail, postage prepaid, in the case where the Series 6 VRDP Shares are in physical form outside the book-entry system of the Securities Depository) so long as the Notice of Redemption is furnished by the Fund to the Tender and Paying Agent in electronic format at least five (5) Business Days prior to the date a Notice of Redemption is required to be delivered to the Holders, unless a shorter period of time shall be acceptable to the Tender and Paying Agent. A Notice of Redemption shall be sent to Holders not less than 10 days prior to the date fixed for redemption in such Notice of Redemption (the “Redemption Date”). Each such Notice of Redemption shall state: (i) the Redemption Date; (ii) the number of Series 6 VRDP Shares to be redeemed and the Series thereof; (iii) the CUSIP number for the Series 6 VRDP Shares; (iv) the Redemption Price or, if not then ascertainable, the manner of calculation thereof; (v) if applicable, the place or places where the certificate(s), if any, for such VRDP Shares (properly endorsed or assigned for transfer, if the Board of Trustees requires and the Notice of Redemption states) are to be surrendered for payment of the Redemption Price; (vi) that dividends on the Series 6 VRDP Shares to be redeemed will cease to accumulate from and after such Redemption Date; and (vii) the provisions of this Statement under which such redemption is made. If fewer than all Series 6 VRDP Shares held by any Holder are to be redeemed, the Notice of Redemption delivered to such Holder shall also specify the number of Series 6 VRDP Shares to be redeemed from such Holder. The Fund may provide in any Notice of Redemption relating to an optional redemption contemplated to be effected pursuant to this Statement that such redemption is subject to one or more conditions precedent not otherwise expressly stated herein and that the Fund shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such Notice of Redemption. No defect in the Notice of Redemption or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

(d) No Redemption Under Certain Circumstances. Notwithstanding the provisions of paragraphs (a) or (b) of this Section 9, if any dividends on shares of Series 6 VRDP (whether or not earned or declared) are in arrears, no shares of such Series shall be redeemed unless all Outstanding shares of such Series are simultaneously redeemed, and the Fund shall not purchase or otherwise acquire any shares of such Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of all Outstanding shares of such Series pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all Outstanding shares of such Series.

(e) Absence of Funds Available for Redemption. To the extent that any redemption for which a Notice of Redemption has been provided is not made by reason of the absence of legally available funds therefor in accordance with the Declaration and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available. A failure to redeem Series 6 VRDP Shares shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Fund shall have failed, for any reason whatsoever, to deposit in trust with the Tender and Paying Agent the Redemption Price with respect to any shares for which such Notice of Redemption has been sent; provided, however, that the foregoing shall not apply in the case of the Fund’s failure to deposit in trust with the Tender and Paying Agent the Redemption Price with respect to any shares where (i) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (ii) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that the Fund may not have redeemed Series 6 VRDP Shares for which a Notice of Redemption has been provided, dividends shall be declared and paid on Series 6 VRDP Shares in accordance with and subject to the conditions of this Statement and shall be included in the Redemption Price in respect of those Series 6 VRDP Shares for which a Notice of Redemption has been provided.

(f) Tender and Paying Agent as Trustee of Redemption Payments by Fund. All moneys paid to the Tender and Paying Agent for payment of the Redemption Price of Series 6 VRDP Shares called for redemption shall be held in trust by the Tender and Paying Agent for the benefit of Holders of shares so to be redeemed.

(g) Deposit with the Tender and Paying Agent; Shares for Which Notice of Redemption Has Been Given Are No Longer Outstanding. Provided a Notice of Redemption has been given pursuant to paragraph (c) of this Section 9, not later than 12:00 noon, New York City time, on a Business Day not less than ten (10) days preceding the Redemption Date specified in such notice, the Fund shall irrevocably deposit with the Tender and Paying Agent an aggregate amount of Deposit Securities with a Market Value at least equal to the Redemption Price to be paid on the Redemption Date for the Series 6 VRDP Shares that are subject to such notice. Provided a Notice of Redemption has been given pursuant to paragraph (c) of this Section 9, upon the deposit with the Tender and Paying Agent of Deposit Securities with a Market Value at least equal to the Redemption Price to be paid on the Redemption Date for the Series 6 VRDP Shares that are the subject of such notice, dividends on such shares shall cease to accumulate, except as included in the Redemption Price, and such shares shall no longer be deemed to be Outstanding, except as noted below with respect to the VRDP Purchase Agreement, for any purpose, and all rights of the Holders of the shares so called for redemption shall cease and terminate, except the right of such Holders to receive the Redemption Price, but without any interest or other additional amount, except as provided in paragraph (e)(i) of Section 2 of this Part I and in Section 3 of Part I of this Statement. Upon surrender in accordance with the Notice of Redemption of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Trustees shall so require and the Notice of Redemption shall so state), the Redemption Price shall be paid by the Tender and Paying Agent to the Holders of Series 6 VRDP Shares subject to redemption. In the case that fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued, representing the unredeemed shares, without cost to the Holder thereof. The Fund shall be entitled to receive from the Tender and Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Tender and Paying Agent in excess of (i) the aggregate Redemption Price of the Series 6 VRDP Shares called for redemption on such date and (ii) all other amounts to which Holders of Series 6 VRDP Shares called for redemption may be entitled. Any funds so deposited that are unclaimed at the end of 90 days from such Redemption Date shall, to the extent permitted by law, be repaid to the Fund, after which time the Holders of Series 6 VRDP Shares so called for redemption may look only to the Fund for payment of the Redemption Price and all other amounts to which they may be entitled. The Fund shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the funds so deposited. Notwithstanding the foregoing, Series 6 VRDP Shares will be deemed to be Outstanding for purposes of the VRDP Purchase Agreement until redeemed by the Fund.

(h) Compliance With Applicable Law. In effecting any redemption pursuant to this Section 9, the Fund shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under the 1940 Act and any applicable Massachusetts law, but shall effect no redemption except in accordance with the 1940 Act and any applicable Massachusetts law.

(i) Only Whole VRDP Shares May Be Redeemed. In the case of any redemption pursuant to this Section 9, only whole Series 6 VRDP Shares shall be redeemed, and in the event that any provision of the Declaration would require redemption of a fractional share, the Tender and Paying Agent shall be authorized to round up so that only whole shares are redeemed.

(j) Modification of Redemption Procedures. Notwithstanding the foregoing provisions of this Section 9, the Fund may, in its sole discretion, modify the procedures set forth above with respect to notification of redemption for the Series 6 VRDP Shares, provided that such modification does not materially and adversely affect the Holders of the Series 6 VRDP Shares or cause the Fund to violate any law, rule or regulation; and provided further that no such modification shall in any way alter the obligations of the Tender and Paying Agent without its prior written consent. Furthermore, if in the sole discretion of the Board of Trustees, after consultation with counsel, modification of the foregoing redemption provisions are permissible under the rules and regulations or interpretations of the SEC and the Code (including in respect of the treatment of the Series 6 VRDP Shares as stock for U.S. federal income tax purposes) with respect to the redemption of Series 6 VRDP Shares owned by the Liquidity Provider, the Fund, without shareholder approval, by resolution of the Board of Trustees, may modify such redemption procedures.

10. Liquidation Rights.

(a) Ranking. The shares of Series 6 VRDP shall rank on a parity with each other, with shares of any other Series of VRDP and with shares of any other series of Preferred Shares as to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund.

(b) Distributions Upon Liquidation. Upon the dissolution, liquidation or winding up of the affairs of the Fund, whether voluntary or involuntary, the Holders of Series 6 VRDP Shares then Outstanding shall be entitled to receive and to be paid out of the assets of the Fund available for distribution to its shareholders, before any payment or distribution shall be made on the Common Shares or on any other class of shares of the Fund ranking junior to the Series 6 VRDP Shares upon dissolution, liquidation or winding up, an amount equal to the Liquidation Preference with respect to such shares plus an amount equal to all dividends thereon (whether or not earned or declared) accumulated but unpaid to (but not including) the date of final distribution in same day funds, together with any payments required to be made pursuant to Section 3 of Part I of this Statement in connection with the liquidation of the Fund. After the payment to the Holders of the Series 6 VRDP Shares of the full preferential amounts provided for in this paragraph (b), the Holders of Series 6 VRDP Shares as such shall have no right or claim to any of the remaining assets of the Fund.

(c) Pro Rata Distributions. In the event the assets of the Fund available for distribution to the Holders of Series 6 VRDP Shares upon any dissolution, liquidation or winding up of the affairs of the Fund, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to paragraph (b) of this Section 10, no such distribution shall be made on account of Series 6 VRDP or any shares of any other class or series of Preferred Shares ranking on a parity with the Series 6 VRDP Shares with respect to the distribution of assets upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Series 6 VRDP Shares, ratably, in proportion to the full distributable amounts for which holders of Series 6 VRDP Shares and all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

(d) Rights of Junior Shares. Subject to the rights of the holders of shares of any other series or class or classes of shares ranking on a parity with the Series 6 VRDP Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, after payment shall have been made in full to the Holders of the Series 6 VRDP Shares as provided in paragraph (b) of this Section 10, but not prior thereto, any other series or class or classes of shares ranking junior to the Series 6 VRDP Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the Series 6 VRDP Shares shall not be entitled to share therein.

(e) Certain Events Not Constituting Liquidation. Neither the sale of all or substantially all the property or business of the Fund, nor the merger, consolidation or reorganization of the Fund into or with any business or statutory trust, corporation or other entity nor the merger, consolidation or reorganization of any business or statutory trust, corporation or other entity into or with the Fund shall be a dissolution, liquidation or winding up, whether voluntary or involuntary, for the purposes of this Section 10.

11. Purchase Obligation. As long as Series 6 VRDP Shares are Outstanding, except as otherwise provided pursuant to Section 4 of Part I of this Statement in connection with a Special Rate Period, the Fund shall maintain a VRDP Purchase Agreement providing for a Purchase Obligation (which may be in the form of a Funding and Purchase Obligation) with a Liquidity Provider with short-term debt ratings in one of the two highest ratings categories from the Requisite NRSROs or such other short-term debt ratings, if any, as may be required for the Series 6 VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act on an ongoing basis to the extent that the Fund can do so on a commercially reasonable basis as determined in the sole discretion of the Board of Trustees. If the Fund maintains a VRDP Purchase Agreement providing for a Purchase Obligation (which may be in the form of a Funding and Purchase Obligation), the provisions herein relating to the Liquidity Provider shall be operative and the following shall apply:

(a) The Fund shall notify, or cause the Tender and Paying Agent to notify, Holders by Electronic Means, or by first class mail, postage prepaid, in the case in which Series 6 VRDP Shares are in physical form outside the book-entry system of the Securities Depository, (A) of the occurrence of a Mandatory Tender Event or Mandatory Purchase Event, (B) in the event that there is a substitute Liquidity Provider (including, but not limited to, as to the Liquidity Provider, its consolidation or amalgamation with, or merger with and into, another entity, or the transfer of all or substantially all of the Liquidity Provider’s assets to another entity), such notice to be provided at least seven days’ prior to any such substitution, or (C) of any downgrade in the short-term or long-term rating of the Series 6 VRDP Shares or the short-term rating of the Liquidity Provider by an NRSRO then rating the Series 6 VRDP Shares or the Liquidity Provider, as applicable.

(b) In the event of a Failed Remarketing Condition, the Fund will require in the Tender and Paying Agent Agreement that the Tender and Paying Agent will notify the Fund and Holders by telephone or Electronic Means, or by first class mail, postage prepaid, in the case in which Series 6 VRDP Shares are in physical form outside the book-entry system of the Securities Depository, of such Failed Remarketing Condition.

(c) Each Series 6 VRDP Share shall be subject to Tender to the Tender and Paying Agent for Remarketing on the related Purchase Date or, in the event (i) no Remarketing occurs or (ii) pursuant to an attempted Remarketing shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold Series 6 VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided that the Remarketing Agent may seek to sell such Series 6 VRDP Shares in a subsequent Remarketing prior to the Purchase Date), for purchase by the Liquidity Provider, with the proceeds of a Liquidity Drawing under a Letter of Credit, if applicable, on such Purchase Date pursuant to a Final Notice of Purchase. If there is no Tender and Paying Agent or the Tender and Paying Agent does not perform such obligation pursuant to the VRDP Purchase Agreement, Beneficial Owners and their Agent Members shall have the right to tender their Series 6 VRDP Shares directly to the Liquidity Provider, pursuant to a Final Notice of Purchase. In the event there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not, or in the reasonable judgment of the Fund will not, perform its obligations under the VRDP Purchase Agreement, the Fund (i) upon becoming aware thereof, shall promptly notify the Liquidity Provider, the Remarketing Agent and the Holders by Electronic Means of such event, and (ii) so long as such event is continuing, shall use its best efforts to direct the Remarketing Agent to forward, concurrently with the delivery thereof to the Liquidity Provider or as promptly as practicable thereafter, any Remarketing Notice to each Beneficial Owner or Holder tendering Series 6 VRDP Shares that are the subject of such notice.

(d) The Fund will require in the Tender and Paying Agent Agreement that, pursuant to a Tender, Series 6 VRDP Shares that are not sold in a Remarketing will be tendered by the Tender and Paying Agent to the Liquidity Provider or its Designated Purchaser, if applicable, for payment of the Purchase Price by the Liquidity Provider on the Purchase Date pursuant to the VRDP Purchase Agreement.

(e) Except as set forth in Section 9(b)(ii) of Part I of this Statement in connection with a mandatory redemption of Series 6 VRDP Shares, the Fund shall have no obligation to purchase Series 6 VRDP Shares acquired by the Liquidity Provider or its Designated Purchaser, if applicable, pursuant to the VRDP Purchase Agreement or otherwise.

(f) Series 6 VRDP Shares are subject to Mandatory Purchase by the Liquidity Provider or its Designated Purchaser, if applicable, with the proceeds of a Liquidity Drawing under a Letter of Credit, if applicable, upon the occurrence of a Mandatory Purchase Event. Promptly following the occurrence of a Mandatory Purchase Event, and in any event within three (3) Business Days thereafter, the Fund, or the Tender and Paying Agent at the direction of the Fund (provided, that the Tender and Paying Agent may require up to two (2) Business Days prior notification by Electronic Means by the Fund), shall provide a Mandatory Purchase Notice by Electronic Means to the Holders and the Liquidity Provider, specifying a Mandatory Purchase Date for all Outstanding Series 6 VRDP Shares. The Mandatory Purchase Date shall not be later than seven days following the date a Mandatory Purchase Notice is sent to Holders by Electronic Means, and in any event shall be not later than the Business Day immediately preceding the termination of the VRDP Purchase Agreement. Any notice given in respect of a Mandatory Purchase under this Statement shall be conclusively presumed to have been duly given, whether or not the Holders or Beneficial Owners receive such notice. Upon the occurrence of a Mandatory Purchase Event, all Outstanding Series 6 VRDP Shares automatically shall be subject to Mandatory Purchase by the Liquidity Provider or its Designated Purchaser, if applicable, with the proceeds of a Liquidity Drawing under a Letter of Credit, if applicable, at the Purchase Price on the Mandatory Purchase Date, including any Series 6 VRDP Shares tendered pursuant to an Optional Tender or Mandatory Tender for which the Purchase Date has not yet occurred.

(g) In the event Series 6 VRDP Shares are issued in certificated form outside the book-entry system of the Securities Depository and a Holder fails to deliver such Series 6 VRDP Shares to which a Mandatory Purchase relates, on or prior to the Mandatory Purchase Date, the Holder of such Series 6 VRDP Shares will not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered Series 6 VRDP Shares as of the scheduled Purchase Date. Any such undelivered Series 6 VRDP Shares will be deemed to be delivered to the Tender and Paying Agent, and the Tender and Paying Agent will place stop-transfer orders against the undelivered Series 6 VRDP Shares. Any moneys held by the Tender and Paying Agent for the purchase of undelivered Series 6 VRDP Shares shall be held in a separate account, shall not be invested, and shall be held for the exclusive benefit of the Holder of such undelivered Series 6 VRDP Shares. The undelivered Series 6 VRDP Shares shall be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase Price), and the Fund will issue to the purchaser replacement Series 6 VRDP Share certificates in lieu of such undelivered Series 6 VRDP Shares.

(h) In the event that the VRDP Purchase Agreement in effect shall provide for a Funding and Purchase Obligation, the funding obligation of the Liquidity Provider to pay the Purchase Price for the purchase of Outstanding Series 6 VRDP Shares shall be established through the issuance of a Letter of Credit and shall be unconditional upon delivery to the Liquidity Provider of a Liquidity Drawing under the Letter of Credit in accordance with the provisions thereof.

(i) Except as otherwise provided pursuant to Section 4 of Part I of this Statement, the Fund shall use its best efforts to engage at all times a Tender and Paying Agent to perform the duties specified in this Statement, the Tender and Paying Agent Agreement and the VRDP Purchase Agreement with respect to the Tender and Paying Agent.

The provisions of paragraphs (a) through (h) of this Section 11 may be amended by the Board of Trustees, by resolution duly adopted, without shareholder approval in order to conform to a VRDP Purchase Agreement providing a Purchase Obligation.

12. Miscellaneous.

(a) Amendment of or Supplements to this Statement. The Board of Trustees may, by resolution duly adopted, without shareholder approval (except as otherwise provided by this Statement or required by applicable law), amend or supplement this Statement to (1) reflect any amendments or supplements hereto which the Board of Trustees is entitled to adopt pursuant to the terms of this Statement without shareholder approval or (2) provide for the issuance of additional shares of Series 6 VRDP (and terms relating thereto). Each such additional share of Series 6 VRDP shall be governed by the terms of this Statement as so amended or supplemented.

(b) No Fractional Shares. No fractional Series 6 VRDP Shares shall be issued.

(c) Status of VRDP Shares Redeemed, Exchanged or Otherwise Acquired by the Fund. Series 6 VRDP Shares which are redeemed, exchanged or otherwise acquired by the Fund shall return to the status of authorized and unissued Preferred Shares without designation as to series, provided, however, that any Series 6 VRDP Shares which are provisionally delivered by the Fund to or for the account of an agent of the Fund or to or for the account of a purchaser of such Series 6 VRDP Shares, but for which final payment is not received by the Fund, shall return to the status of authorized and unissued Series 6 VRDP Shares.

(d) Purchase Obligation Part of VRDP Shares. Each Holder and Beneficial Owner, by virtue of acquiring Series 6 VRDP Shares, is deemed to have agreed, for U.S. federal income tax purposes, to treat the Purchase Obligation as part of the Series 6 VRDP Shares rather than as a separate property right.

(e) Treatment of VRDP Shares as Stock. Each Holder and Beneficial Owner, by virtue of acquiring Series 6 VRDP Shares, is deemed to have agreed, for U.S. federal income tax purposes, to treat the Series 6 VRDP Shares as stock in the Fund.

(f) Board May Resolve Ambiguities. To the extent permitted by applicable law, the Board of Trustees may interpret or adjust the provisions of this Statement to resolve any inconsistency or ambiguity or to remedy any formal defect.

(g) Headings Not Determinative. The headings contained in this Statement are for convenience of reference only and shall not affect the meaning or interpretation of this Statement.

(h) Notices. All notices or communications, unless otherwise specified in the by-laws of the Fund or this Statement, shall be sufficiently given if in writing and delivered in person, by Electronic Means or mailed by first-class mail, postage prepaid.

PART II

1. Remarketing Procedures.

(a) Pursuant to an Optional Tender, Beneficial Owners may elect to tender their Series 6 VRDP Shares (in denominations of $100,000 and integral multiples thereof) for Remarketing at the Purchase Price on the Purchase Date designated in a Notice of Tender (or, if such day is not a Business Day, on the next succeeding Business Day). Each Notice of Tender shall be irrevocable (except as described below) and effective upon receipt and shall:

(i) be delivered by a Beneficial Owner, directly or through its Agent Member, by email transmission (or, if email transmission shall be unavailable, by facsimile transmission), to the Tender and Paying Agent not later than 2:00 p.m., New York City time, on any Business Day;

(ii) state the series and the aggregate number of Series 6 VRDP Shares to be purchased, the CUSIP number of the Series 6 VRDP Shares to be purchased, and the Purchase Date and be in substantially the form of and contain such other information specified in an attachment to the VRDP Purchase Agreement; and

(iii) state that the tendering Beneficial Owner acknowledges that such Beneficial Owner is required to deliver the Series 6 VRDP Shares that are the subject of a Notice of Tender (that has not been duly revoked as described below) on or before 2:00 p.m., New York City time, on the Purchase Date.

(b) Upon receipt of a Notice of Tender, the Tender and Paying Agent shall provide a copy to the Liquidity Provider and the Remarketing Agent (with a copy to the Fund) as promptly as practicable by Electronic Means, but no later than 4:00 p.m., New York City time, on the date of receipt or deemed receipt.

(c) Any Notice of Tender delivered to the Tender and Paying Agent by a Beneficial Owner or its Agent Member after 2:00 p.m., New York City time, shall be deemed to have been received by the Tender and Paying Agent on the next succeeding Business Day, and the Purchase Date shall be adjusted such that the Purchase Date shall be the Business Day next succeeding the date specified as the Purchase Date in the relevant Notice of Tender.

(d) The determination of the Tender and Paying Agent as to whether a Notice of Tender has been properly delivered pursuant to the foregoing in paragraph (a)(i) and (ii) shall be conclusive and binding upon the Beneficial Owner and its Agent Member.

(e) (i) Series 6 VRDP Shares are subject to Mandatory Tender upon the occurrence of a Mandatory Tender Event as follows:

(ii) Promptly following the occurrence of a Mandatory Tender Event, and in any event within three (3) Business Days thereafter, the Fund, or the Tender and Paying Agent at the direction of the Fund (provided, that the Tender and Paying Agent may require up to two (2) Business Days prior notification by Electronic Means by the Fund), shall provide a Mandatory Tender Notice, with the proceeds of a Liquidity Drawing under a Letter of Credit, by Electronic Means to Holders, the Remarketing Agent and the Liquidity Provider, specifying a Purchase Date for all Outstanding Series 6 VRDP Shares. Any notice given in respect of a Mandatory Tender under this Statement will be conclusively presumed to have been duly given, whether or not the Holders or Beneficial Owners receive such notice.

(iii) Upon the occurrence of a Mandatory Tender Event, all Outstanding Series 6 VRDP Shares automatically shall be subject to Mandatory Tender and delivered to the Tender and Paying Agent for purchase on the designated Purchase Date by purchasers in the Remarketing in the event of a successful Remarketing or otherwise by the Liquidity Provider or its Designated Purchaser, if applicable, with the proceeds of a Liquidity Drawing under a Letter of Credit, if applicable, including any Series 6 VRDP Shares previously tendered pursuant to an Optional Tender for which the Purchase Date has not yet occurred. In the event that Series 6 VRDP Shares are issued in certificated form outside the book-entry system of the Securities Depository and a Holder of Series 6 VRDP Shares fails to deliver such Series 6 VRDP Shares to which a Mandatory Tender relates on or prior to the Purchase Date, the Holder of such Series 6 VRDP Shares shall not be entitled to any payment (including any accumulated but unpaid dividends thereon, whether or not earned or declared) other than the Purchase Price of such undelivered Series 6 VRDP Shares as of the scheduled Purchase Date. Any such undelivered Series 6 VRDP Shares will be deemed to be delivered to the Tender and Paying Agent, and the Tender and Paying Agent will place stop-transfer orders against the undelivered Series 6 VRDP Shares. Any moneys held by the Tender and Paying Agent for the purchase of undelivered Series 6 VRDP Shares will be held in a separate account by the Tender and Paying Agent, will not be invested, and will be held for the exclusive benefit of the Holder of such undelivered Series 6 VRDP Shares. The undelivered Series 6 VRDP Shares will be deemed to be no longer Outstanding (except as to entitlement to payment of the Purchase Price), and the Fund will issue to the purchaser replacement Series 6 VRDP Share certificates in lieu of such undelivered Series 6 VRDP Shares.

(f) A Beneficial Owner or its Agent Member that delivered a Notice of Tender in connection with an Optional Tender may deliver in writing by email transmission (or if email transmission shall be unavailable, by facsimile transmission) to the Tender and Paying Agent, not later than 10:00 a.m., New York City time, on or prior to the Business Day immediately preceding the Purchase Date, a notice to the effect that such Beneficial Owner wishes to revoke its election to tender some or all of the Series 6 VRDP Shares that were specified in such Notice of Tender to be purchased (a “Notice of Revocation”). Any Notice of Revocation delivered to the Tender and Paying Agent shall be promptly delivered by Electronic Means by the Tender and Paying Agent to the Liquidity Provider and the Remarketing Agent (with a copy to the Fund) by 12:00 noon, New York City time, on the Business Day immediately preceding the relevant Purchase Date. The Remarketing Agent (following receipt of such Notice of Revocation) shall notify the Tender and Paying Agent and the Liquidity Provider of the number of Series 6 VRDP Shares specified in such Notice of Revocation that are subject to an agreement of sale pursuant to a Remarketing by Electronic Means not later than 2:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date. The Tender and Paying Agent will contact the Remarketing Agent by Electronic Means by 1:45 p.m., New York City time, if such notification has not been received by that time. The Tender and Paying Agent shall deliver such notification to the Beneficial Owner or its Agent Member promptly following receipt from the Remarketing Agent, and in any event by 4:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date. Any such Notice of Revocation shall be effective (without further action on the part of the Beneficial Owner or its Agent Member) as a revocation of the Optional Tender of the number of

Series 6 VRDP Shares specified therein as being sought to be revoked, but (except as set forth below) only if and to the extent that the Remarketing Agent has not entered into an agreement to sell such Series 6 VRDP Shares. A Notice of Revocation shall be effective as to the number of Series 6 VRDP Shares specified therein as having been revoked less the number of such Series 6 VRDP Shares in respect of which the Remarketing Agent has so notified the Tender and Paying Agent and the Liquidity Provider that it has entered into an agreement of sale. Notwithstanding the foregoing, (x) tendered Series 6 VRDP Shares, if any, unsold and in respect of which the Remarketing Agent has not entered into an agreement of sale at or after the time of receipt by the Remarketing Agent of a Notice of Revocation may, at the discretion of the Remarketing Agent, be allocated by the Remarketing Agent to such Notice of Revocation and (y) tendered Series 6 VRDP Shares, if any, that remain unsold on the related Purchase Date shall be allocated by the Remarketing Agent to each Notice of Revocation received in respect of Series 6 VRDP Shares tendered for purchase on such Purchase Date and not already satisfied in the chronological order in which each such Notice of Revocation was received by the Tender and Paying Agent, and each such Notice of Revocation shall be effective only to the extent of such allocation and availability of unsold Series 6 VRDP Shares.

(g) Except as otherwise provided pursuant to Section 4 of Part I of this Statement in connection with a Special Rate Period, the Fund shall use its best efforts to engage at all times a Remarketing Agent that is a nationally recognized securities dealer with expertise in remarketing variable-rate securities to use its best efforts to remarket all Series 6 VRDP Shares properly tendered pursuant to a Tender in accordance with Part II of this Statement.

2. Remarketing Schedule.

(a) In connection with any attempted Remarketing, all tendered Series 6 VRDP Shares shall be remarketed at the Purchase Price of such Series 6 VRDP Shares. The calculation of the Purchase Price of the Series 6 VRDP Shares that are remarketed or purchased by the Liquidity Provider, with the proceeds of a Liquidity Drawing under a Letter of Credit, if applicable, shall be made by the Remarketing Agent in advance of such Remarketing or purchase and, together with the details of the aggregate number and Purchase Price of remarketed Series 6 VRDP Shares and the aggregate number and Purchase Price of Series 6 VRDP Shares to be purchased by the Liquidity Provider or its Designated Purchaser, if applicable, with the proceeds of a Liquidity Drawing under a Letter of Credit, if applicable, pursuant to the Purchase Obligation, shall be communicated by the Remarketing Agent to the Fund, the Liquidity Provider and the Tender and Paying Agent by Electronic Means by 2:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Date, as described below. The proceeds of the sale of any remarketed Series 6 VRDP Shares by the Remarketing Agent relating to tendered Series 6 VRDP Shares shall be used by the Tender and Paying Agent for the purchase of the tendered Series 6 VRDP Shares at the Purchase Price, and the terms of the sale will provide for the wire transfer of such Purchase Price by the Remarketing Agent to be received by the Tender and Paying Agent no later than 11:00 a.m., New York City time, on the related Purchase Date for payment to the Agent Member of the Beneficial Owner, in the case of an Optional Tender, or Holder, in the case of a Mandatory Tender, tendering Series 6 VRDP Shares for sale through the Securities Depository in immediately available funds against delivery of the tendered Series 6 VRDP Shares to the Tender and Paying Agent through the Securities Depository, the delivery of such Series 6 VRDP Shares to the Tender and Paying Agent through the Securities Depository no later than 2:00 p.m., New York City time, on the related Purchase Date, and the re-delivery of such Series 6 VRDP Shares by means of “FREE” delivery through the Securities Depository to the Remarketing Agent for delivery to the purchaser’s Agent Member through the Securities Depository by 3:00 p.m., New York City time, on the related Purchase Date.

(b) By 2:00 p.m., New York City time, on the Business Day immediately preceding each Purchase Date, the Remarketing Agent shall deliver a notice to the Tender and Paying Agent and the Liquidity Provider (a “Remarketing Notice”), by Electronic Means, that sets forth the number of Series 6 VRDP Shares, if any, that it successfully remarketed for purchase on such Purchase Date and the aggregate Purchase Price of such sold Series 6 VRDP Shares and the number of Series 6 VRDP Shares, if any, not successfully remarketed for purchase on such Purchase Date and the aggregate Purchase Price of such unsold Series 6 VRDP Shares to be funded by the Liquidity Provider, with the proceeds of a Liquidity Drawing under the Letter of Credit, if applicable. If the Remarketing Notice states that the Remarketing Agent has not successfully remarketed all of the Series 6 VRDP Shares to be purchased on such Purchase Date, the Tender and Paying Agent will promptly, and in any event not later than 4:00 p.m., New York City time, on such Business Day, deliver by Electronic Means to the Liquidity Provider (with a copy to the Fund) a Preliminary Notice of Purchase that, subject to delivery of the Final Notice of Purchase on the Purchase Date described below, provides for the purchase by the Liquidity Provider or its Designated Purchaser, if applicable, with the proceeds of a Liquidity Drawing under a Letter of Credit, if applicable, of the number of Series 6 VRDP Shares that the Remarketing Agent stated in the Remarketing Notice as not having been successfully remarketed, including the aggregate Purchase Price of such Series 6 VRDP Shares, as calculated by the Remarketing Agent. If the Remarketing Notice states that the Remarketing Agent has not successfully remarketed all of the Series 6 VRDP Shares to be purchased on such Purchase Date (or if Remarketing proceeds for any tendered Series 6 VRDP Shares have not been received for any reason by the Tender and Paying Agent by 11:00 a.m., New York City time, on the Purchase Date), the Tender and Paying Agent will deliver by Electronic Means to the Liquidity Provider (with a copy to the Fund) by 12:00 noon, New York City time, on such Purchase Date a Final Notice of Purchase that states the number of Series 6 VRDP Shares required to be purchased by the Liquidity Provider or its Designated Purchaser, if applicable. For purposes of the Final Notice of Purchase, any tendered Series 6 VRDP Shares for which Remarketing proceeds have not been received for any reason by the Tender and Paying Agent by 11:00 a.m., New York City time, on the Purchase Date (other than VRDP Shares owned by the Liquidity Provider and tendered for Remarketing), shall be treated as not having been successfully remarketed and shall be required to be purchased by the Liquidity Provider or its Designated Purchaser, if applicable. Except for manifest error, the payment obligation of the Liquidity Provider shall equal the Purchase Price of the Series 6 VRDP Shares stated in the Final Notice of Purchase delivered to the Liquidity Provider as being required to be purchased by the Liquidity Provider, with the proceeds of a Liquidity Drawing under a Letter of credit, if applicable.

(c) The Liquidity Provider shall, no later than 2:00 p.m., New York City time, on a Purchase Date for any Series 6 VRDP Shares, wire transfer the aggregate Purchase Price of all Series 6 VRDP Shares in respect of which Final Notices of Purchase have been delivered to it for purchase on such date, as follows: (i) in the case of a Final Notice of Purchase delivered by the Tender and Paying Agent, by wire transfer, in immediately available funds, to the account of the Tender and Paying Agent specified by the Tender and Paying Agent in any such Final Notice of Purchase; and (ii) in the case of a Final Notice of Purchase delivered by a Beneficial Owner or its Agent Member, in the case of an Optional Tender, or by a Holder, in the case of a Mandatory Tender, in the event there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not perform its obligations under the VRDP Purchase Agreement and the Liquidity Provider has received a Remarketing Notice that such Series 6 VRDP Shares have not been the subject of an agreement of sale in a Remarketing and has received written notice from the Fund that there is no Tender and Paying Agent or that the Tender and Paying Agent does not intend to perform its obligations under the VRDP Purchase Agreement, by payment against delivery of the Series 6 VRDP Shares that are the subject of any such Final Notice of Purchase, in each case, through means of the Securities Depository in the case of Series 6 VRDP Shares in the form of global securities.

(d) Upon receipt by the Tender and Paying Agent from the Beneficial Owner or its Agent Member, in the case of an Optional Tender, or from the Holder, in the case of a Mandatory Tender, of tendered Series 6 VRDP Shares and the payment by the Tender and Paying Agent to such Beneficial Owner or its Agent Member, or such Holder, as the case may be, of the Purchase Price therefor on the applicable Purchase Date, the Tender and Paying Agent shall deliver to the Liquidity Provider or its Designated Purchaser, if applicable, by means of “FREE” delivery through the system of the Securities Depository, Series 6 VRDP Shares in satisfaction of the Liquidity Provider’s Purchase Obligation on such Purchase Date. Any funds paid by the Liquidity Provider and held in the account of the Tender and Paying Agent for the payment of the Purchase Price shall be held in trust for the benefit of the Liquidity Provider until the Series 6 VRDP Shares are delivered, against payment therefor, by the tendering Beneficial Owners or their Agent Members, in the case of an Optional Tender, or by the tendering Holder, in the case of a Mandatory Tender, or returned to the Liquidity Provider. Any funds paid by the Remarketing Agent and held in an account of the Tender and Paying Agent for the payment of the Purchase Price in connection with a Remarketing shall be held in trust for the benefit of the Remarketing Agent on account of purchasers purchasing in a Remarketing until the Series 6 VRDP Shares are delivered, against payment therefor, by the tendering Beneficial Owners or their Agent Members, in the case of an Optional Tender, or by the tendering Holders, in the case of a Mandatory Tender, or returned to the Remarketing Agent on account of purchasers purchasing in a Remarketing. Upon receipt of Series 6 VRDP Shares from the tendering Beneficial Owners or their Agent Members, in the case of an Optional Tender, or from the tendering Holders, in the case of a Mandatory Tender, by the Tender and Paying

Agent, the Tender and Paying Agent shall pay, subject to receipt of the Purchase Price by the Tender and Paying Agent in the form of Remarketing proceeds from the Remarketing Agent, with respect to Series 6 VRDP Shares successfully remarketed by the Remarketing Agent, or in the form of payment pursuant to the VRDP Purchase Agreement from the Liquidity Provider, with respect to Series 6 VRDP Shares subject to purchase pursuant to the Purchase Obligation, the Purchase Price for such Series 6 VRDP Shares to the relevant tendering Beneficial Owners, Agent Members or Holders, as the case may be. In accordance with and subject to the foregoing, the Tender and Paying Agent shall effect any such payment on the applicable Purchase Date.

(e) Except as otherwise expressly provided for herein, the purchase and delivery of tendered Series 6 VRDP Shares in the form of global securities, the Remarketing or purchase by the Liquidity Provider or delivery to its Designated Purchaser, if applicable, thereof, and payments with respect to the foregoing, will be accomplished in accordance with the applicable procedures of the Securities Depository.

(f) The Remarketing Agent and the Tender and Paying Agent each shall use commercially reasonable efforts to meet the timing requirements set forth above. At any time that no Purchase Obligation is in effect (or with respect to a Remarketing of Series 6 VRDP Shares held by the Liquidity Provider or its Designated Purchaser, if applicable, as to which any then-effective Purchase Obligation by a successor liquidity provider is inapplicable), any Series 6 VRDP Shares unsold in a Remarketing shall be returned to the relevant tendering Beneficial Owners or their Agent Members, or the relevant tendering Holders, as the case may be, by the Tender and Paying Agent. The Remarketing Agent may, in its sole discretion, modify the settlement procedures set forth above with respect to any Remarketing upon ten (10) days’ prior written notice to the Fund, the Liquidity Provider and the Tender and Paying Agent, provided any such modification does not adversely affect the Holders, the Beneficial Owners, the Tender and Paying Agent, the Liquidity Provider or the Fund. The Remarketing Agent may sell Series 6 VRDP Shares for its own account outside of a Remarketing at a price other than the Purchase Price.

(g) In connection with the allocation of Series 6 VRDP tendered for Remarketing by the Liquidity Provider and any other Holder or Beneficial Owner of shares of Series 6 VRDP in any Remarketing, the Remarketing Agent shall allocate those shares of Series 6 VRDP previously acquired by the Liquidity Provider or its Designated Purchaser, if applicable, pursuant to its Purchase Obligation first to any purchasers in a Remarketing (such allocation coming first from those shares of Series 6 VRDP acquired earliest by the Liquidity Provider or its Designated Purchaser, if applicable).

3. Determination of Applicable Rate.

(a) The Applicable Rate shall be determined by the Remarketing Agent on and as of each Rate Determination Date as the lowest rate under then-existing market conditions that in the Remarketing Agent’s sole judgment would result in the Series 6 VRDP Shares on the first day of the Subsequent Rate Period next succeeding the Rate Determination Date having a market value equal to the Liquidation Preference thereof (plus accumulated but unpaid dividends thereon, whether or not earned or declared). Such determination shall be conclusive and binding upon the interested parties. The Applicable Rate shall not exceed the Maximum Rate.

(b) The Remarketing Agent shall establish the Applicable Rate by 5:00 p.m., New York City time, on each Rate Determination Date to the nearest one-thousandth (0.001) of one percent per annum for the Subsequent Rate Period. The Applicable Rate shall be in effect from and including the first day following such Rate Determination Date to and including the following Rate Determination Date. The Remarketing Agent shall make the Applicable Rate available after 5:00 p.m., New York City time, on the Rate Determination Date by Electronic Means to the Fund, the Tender and Paying Agent and the Liquidity Provider and post the Applicable Rate on Bloomberg.

(c) In the event that the Remarketing Agent establishes the Maximum Rate as the Applicable Rate for a Subsequent Rate Period, the Remarketing Agent shall notify the Fund and the Tender and Paying Agent. The Fund will require in the Tender and Paying Agent Agreement that the Tender and Paying Agent will notify the Liquidity Provider and the Holders of Series 6 VRDP Shares by first class mail, postage prepaid (in the case of physical shares outside the book-entry system of the Securities Depository), or Electronic Means (in the case of Series 6 VRDP Shares in the form of global securities), that the Applicable Rate for the Subsequent Rate Period is the Maximum Rate.

(d) In the event the Remarketing Agent does not or is unable to determine the Applicable Rate, or if there is no Remarketing Agent, the Applicable Rate shall be the Maximum Rate.

(e) In the event of a Failed Remarketing Condition, the Applicable Rate as of the close of business on the day the Failed Remarketing Condition first occurs will be adjusted to the Maximum Rate (with the Applicable Spread subject to adjustment as set forth in the definition of Applicable Spread) and the Maximum Rate will continue to be the Applicable Rate (i) until the first day of the next succeeding Subsequent Rate Period after a Failed Remarketing Condition no longer exists in the case of a Minimum Rate Period, and (ii) as may be provided in the Notice of Special Rate Period in the case of a Special Rate Period.

4. Failed Remarketing Condition. In the event of a Failed Remarketing Condition, pursuant to the Tender and Paying Agent Agreement, the Tender and Paying Agent shall provide notice of a Failed Remarketing Condition, promptly but in any event within two (2) Business Days of receipt by the Tender and Paying Agent of notice from the Fund of the occurrence of such Failed Remarketing Condition, by Electronic Means (or by first class mail, postage prepaid, in the case where the Series 6 VRDP Shares are in physical form outside the book-entry system of the Securities Depository) to the Holders (with a copy to the Fund).

5. Purchase of Series 6 VRDP Shares by Remarketing Agent. The Remarketing Agent in its sole discretion may purchase for its own account Series 6 VRDP Shares in a Remarketing; however, the Remarketing Agent shall not be obligated to purchase any Series 6 VRDP Shares that would otherwise remain unsold in a Remarketing. None of the Fund, the Tender and Paying Agent or the Remarketing Agent shall be obligated in any case to provide funds to make payment to a Beneficial Owner or its Agent Member or a Holder upon such Beneficial Owner’s or Holder’s tender of its Series 6 VRDP Shares in a Remarketing unless, in each case, such Series 6 VRDP Shares were acquired for the account of the Fund, the Tender and Paying Agent or the Remarketing Agent.

6. Notification of Allocations. Whenever the Fund intends to include any net capital gains or ordinary income taxable for regular federal income tax purposes in any dividend on the Series 6 VRDP Shares, the Fund shall (except as provided below) notify the Remarketing Agent and Tender and Paying Agent of the amount to be so included (i) not later than 14 calendar days preceding the first Rate Determination Date on which the Applicable Rate for such dividend is to be established, and (ii) for any successive Rate Determination Date on which the Applicable Rate for such dividend is to be established, not later than the close of business on the immediately preceding Rate Determination Date. Whenever such notice is received from the Fund, the Tender and Paying Agent will notify each Holder and the Remarketing Agent will notify each potential Beneficial Owner or its Agent Member to whom Series 6 VRDP Shares subject to such dividend are being remarketed. With respect to a Rate Period for which such advance notice was given and whose dividends are comprised partly of such ordinary income or capital gains and partly of exempt-interest income, the different types of income will be paid in the same relative proportions for each day during the Rate Period. The Fund may also include such ordinary income or capital gains in a dividend on shares of Series 6 VRDP without giving advance notice thereof if it increases the dividends by an additional amount calculated as if such income was a Taxable Allocation and the additional amount was a Gross-up Payment, provided the Fund will notify the Tender and Paying Agent of the additional amounts to be included in such dividend at least five Business Days prior to the applicable Dividend Payment Date.

7. Transfers.

(a) Unless otherwise permitted by the Fund, a Beneficial Owner or Holder may sell, transfer or otherwise dispose of Series 6 VRDP Shares only in whole shares and only pursuant to a Remarketing in accordance with the Remarketing Procedures, provided, however, that (a) a sale, transfer or other disposition of Series 6 VRDP Shares from a Beneficial Owner who holds shares through an Agent Member to another Beneficial Owner who holds shares through the same Agent Member shall be permitted, and (b) in the case of all transfers other than pursuant to Remarketings, the Agent Member (or other Person, if permitted by the Fund) to whom such transfer is made shall advise the Remarketing Agent. The Fund has not registered the Series 6 VRDP Shares under the Securities Act. Accordingly, the Series 6 VRDP Shares are subject to restrictions on transferability and resale and may only be purchased by and sold to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act or any successor provision) in accordance with Rule 144A under the Securities Act or any successor provision or any exemption from registration available and otherwise in accordance with the legend set forth on the face of the Series 6 VRDP Shares.

(b) The Investment Adviser, affiliated persons of the Investment Adviser (as defined in Section 2(a)(3) of the 1940 Act) (other than the Fund, in the case of a purchase of Series 6 VRDP Shares which are to be cancelled within 10 days of purchase by the Fund), and Persons over which the Investment Adviser, or affiliated persons of the Investment Adviser (as defined in Section 2(a)(3) of the 1940 Act), exercise discretionary investment or voting authority (other than the Fund, in the case of a purchase of Series 6 VRDP Shares which are to be cancelled within 10 days of purchase by the Fund), are not permitted to purchase, directly or indirectly, Series 6 VRDP Shares without the prior written consent of the Liquidity Provider, and any such purchases without such consent shall be void ab initio; provided, however, that the Fund shall give prompt notice to Beneficial Owners by Electronic Means upon any of the foregoing Persons, singly or in the aggregate, acquiring a beneficial interest in 20% or more of the Series 6 VRDP Shares; provided, further, that, without regard to the preceding requirements, purchases of Series 6 VRDP Shares may be made by broker-dealers that are affiliated persons of the Investment Adviser in riskless principal transactions with respect to such purchases of Series 6 VRDP Shares.

(c) If at any time the Fund is not furnishing information to the SEC pursuant to Section 13 or 15(d) of the Exchange Act, in order to preserve the exemption for resales and transfers under Rule 144A, the Fund shall furnish, or cause to be furnished, to holders of Series 6 VRDP Shares and prospective purchasers of Series 6 VRDP Shares, upon request, information with respect to the Fund satisfying the requirements of subsection (d)(4) of Rule 144A.

8. Global Certificate.

So long as any share of Series 6 VRDP shall be represented by one or more global certificates registered in the name of the Securities Depository or its nominee, no registration of transfer of such share of Series 6 VRDP shall be made on the books of the Fund to any Person other than the Securities Depository or its nominee.

IN WITNESS WHEREOF, Nuveen Enhanced AMT-Free Municipal Credit Opportunities Fund has caused these presents to be signed as of November 9, 2016, in its name and on its behalf by its Chief Administrative Officer and attested by its Assistant Vice President and Assistant Secretary. The Declaration is on file with the Secretary of the Commonwealth of Massachusetts, and such officers of the Fund have executed this Statement as officers and not individually, and the obligations of the Fund set forth in this Statement are not binding upon any such officers, or the trustees of the Fund or shareholders of the Fund, individually, but are binding only upon the assets and property of the Fund.

NUVEEN ENHANCED AMT-FREE MUNICIPAL CREDIT OPPORTUNITIES FUND

By:	/s/ Cedric H. Antosiewicz
Name: Cedric H. Antosiewicz
Title: Chief Administrative Officer

ATTEST:

/s/ Mark L. Winget
Name: Mark L. Winget
Title: Assistant Vice President and Assistant Secretary

Signature Page to Statement (NVG Series 6)